Exhibit 10.8

COMMERCIAL LEASE AGREEMENT

Between

                             ,

a                     ,

as Landlord

and

                             ,

a                     ,

as Tenant

3033 W President George Bush Highway

Plano, Texas 75075

COMMERCIAL LEASE AGREEMENT

This COMMERCIAL LEASE AGREEMENT (this “Lease”) is entered into on the Effective Date, as defined in Section 24.9, by                     , a                      (“Landlord”), and                     , a                      (“Tenant”).

BASIC LEASE INFORMATION

Definitions:

Effective Date: (per Section 24.9)	, 2014

Tenant:	, a

Tenant’s Notice Address: (per Section 25)	Before & After Commencement Date: Telephone: Fax: Attn: E-mail: At all times with a copy to:

Tenant’s Contact Person:

Telephone: E-mail:

Landlord:	, a

Landlord’s Notice Address and Contact Person:
(per Section 25)	Telephone: Fax: Attn: E-mail:

Landlord’s Address for Payments: (per Section 2)	All Rent payments shall be sent to Landlord at the address provided immediately above, or such other place as Landlord may designate from time to time in writing.

Premises:	That certain property located at 3033 W President George Bush Highway, in Collin County, Plano, Texas (the “Land”), which is more particularly described and shown in Exhibit A attached hereto, and the commercial building constructed on the Land (the “Building”), together with all other improvements constructed or to be constructed thereon and all appurtenances thereto (including the Building Systems and Appurtenant Facilities).

Term:	Approximately three (3) years, commencing on the Commencement Date (defined in Section 1.2. of this Lease), and ending at 5:00 p.m. on the last day of the month in which the third (3rd) anniversary of the Commencement Date occurs (the “Expiration Date), subject to (i) extension in the event of Tenant’s exercise of its one-time, three (3) year Renewal Option (as defined in Exhibit F to this Lease), or (ii) early termination under any of the other terms hereof. Commencing on the first day of the first full calendar month after the Commencement Date, each successive twelve (12) full calendar months of the Term of the Lease shall be referred to herein as a “Lease Year” , including during the Renewal Term.

Security Deposit:	None

Base Rent:	Commencement Date through the expiration of the second Lease Year, $984,000 per annum and during the third Lease Year, $3,000,000 per annum.

Permitted Use:	For the general, executive and administrative office use and uses reasonably ancillary thereto that is permitted under applicable Law and for no other purpose without Landlord’s prior written consent.

Guarantor:	None

1. PREMISES, TERM, ACCEPTANCE OF PREMISES.

1.1 Premises. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises. All references to “Building” shall individually and collectively refer to all buildings, structures, Parking Areas (defined below) and other improvements now or hereafter existing on the Land and leased to Tenant under this Lease for the Term, unless the context otherwise requires.

1.2 Term. The initial Term, together with any renewals and extensions, shall be referred to collectively as the “Term” of the Lease. The Term and Tenant’s obligation to pay Rent (defined in Section 2.1) begin on the date hereof (the “Commencement Date”).

1.3 Tenant’s Acceptance of Premises. Tenant acknowledges and agrees that Tenant is fully familiar with the Premises, the physical condition thereof and that the Premises are being leased by Landlord to Tenant in its “AS-IS WHERE-IS” condition, latent defects excepted (provided, Tenant gives notice thereof to Landlord not later than three (3) months following the Commencement Date, in which event Landlord shall be responsible for the reasonable cost and expense of repairing such latent defect), without any warranty, express or implied, of habitability or fitness for any particular purpose and without representation or warranty as to the value or operation thereof, the physical condition thereof, or the zoning or other Laws (as defined below), regulations, rules and orders applicable thereto.

1.4 Tenant further acknowledges that it has accepted possession of the Premises and, except as otherwise expressly provided in this Lease, in no event shall Landlord have any obligation whatsoever to perform any repairs, maintenance, alterations, work or improvements to the Premises.

2. RENT.

2.1 Rent; No Right of Offset. The Base Rent, the Additional Rent (including the Triple Net Expenses, as defined in Section 2.3.1 below) and all other payments and reimbursements required to be made by Tenant under this Lease shall constitute “Rent.” Tenant shall make each payment of the following described items of Rent when due, without prior notice, demand, deduction or offset.

2.2 Base Rent.

2.2.1 Tenant shall timely pay to Landlord the Base Rent and all additional sums to be paid by Tenant to Landlord under this Lease, including the amounts set forth in Section 2.3, without deduction or set off, except as expressly provided in Sections 8, 11 and 16 of this Lease, at Landlord’s Address (or such other address as Landlord may from time to time designate in writing to Tenant).

2.2.2 Base Rent shall be payable in equal monthly installments in advance. The first monthly installment of Base Rent shall be payable upon full execution of this Lease; thereafter, monthly installments of Base Rent shall be due on the first day of each full calendar month of the Term and continuing on the first day of each succeeding calendar month during the Term.

2.2.3 Base Rent for any fractional month during the Term shall be prorated based on 1/365 of the current annual Base Rent for each day of the partial month this Lease is in effect.

2.2.4 For the purposes hereof:

2.2.4.1 “CPI” shall mean the Consumer Price Index for All Urban Consumers (“CPI-AUC”), Dallas-Fort Worth, All Items (1982-1984=100), issued and published by the Bureau of Labor Statistics of the United States Department of Labor. In the event that CPI-AUC ceases to use a 1982-84 base rate of 100 as the basis of calculation, then the CPI-AUC shall be adjusted to the figure that would have been arrived at had the manner of computing the CPI-AUC in effect at the date of this lease not been altered. If CPI-AUC is not available or may not lawfully be used for the purposes herein stated, the term “Consumer Price Index” shall mean (i) a successor or substitute index to CPI-AUC, appropriately adjusted; or (ii) if such a successor or substitute index is not available or may not lawfully be used for the purposes herein stated, a reliable governmental or other non-partisan publication, reasonably selected by Landlord.

2.2.4.2 “CPI Increase” means the percentage increase (rounded to two (2) decimal places), if any, in (i) the CPI published for the month which is two (2) months prior to the commencement of the applicable Lease Year, over (ii) the CPI published for the month which is two (2) months prior to the commencement of the immediately prior Lease Year.

2.3 Additional Rent. Tenant shall pay as “Additional Rent,” whether paid directly to a third party, or at Landlord’s sole option to Landlord as a reimbursement, all of the Triple Net Expenses (as defined in Section 2.3.1 below), which Triple Net Expenses shall be paid directly by Tenant to the third party charging same, unless Landlord instructs Tenant to make the payment to Landlord as a reimbursement (with Landlord providing to Tenant evidence of a paid receipt for any such item of cost or expense). All of the Triple Net Expenses shall constitute Additional Rent. Upon the failure of Tenant to pay any of such costs, expenses, charges or Additional Rent, Landlord shall have the same rights and remedies as otherwise provided in this Lease for the failure of Tenant to pay Base Rent.

2.3.1 Triple Net Expenses.

2.3.1.1 Triple Net Expenses. This Lease is what is commonly called a “triple net lease,” it being understood that after the Commencement Date, Landlord shall receive the Base Rent free and clear of any and all costs and expenses incurred by Landlord in connection with the ownership, operation and maintenance of the Land, Building and Premises (collectively referred to as the “Triple Net Expenses”). Triple Net Expenses shall include all impositions, costs, expenses and disbursements of every kind in connection with the ownership, operation and maintenance of the Land, Building, and Premises, including, but not limited to, the following: (1) Taxes (as defined in Section 3 of this Lease) and the reasonable and actual cost of any tax consultant employed to assist Landlord or Tenant in determining the fair tax valuation of the Land and Building; (2) the cost of all utilities as set forth in Section 8 of this Lease; (3) the cost of insurance as set forth in Section 9 of this Lease; (4) the cost of all Tenant’s maintenance and repair obligations regarding the Land, the Building, the Building Structure, and the Appurtenant Facilities as described in Section 5 of this Lease; (5) the cost of dues, assessments, and other charges applicable to the Land payable to any property or community owner association under restrictive covenants or deed restrictions to which the Premises are subject, if any; (6) the cost of any labor-saving or energy-saving device or other equipment installed by Landlord in the Building or on the Land, amortized over a period together with an amount equal to interest at an amortization rate on the unamortized balance, which calculation shall be reasonably determined by Landlord; and (7) alterations, additions, and improvements made by Landlord or Tenant to comply with Law.

2.3.2 Late Fee. If any Rent or other payment required of Tenant under this Lease is not paid when due, Landlord may charge Tenant, and Tenant shall pay upon demand a fee equal to five percent (5%) of the delinquent payment, compounded monthly, to reimburse Landlord for its actual cost and inconvenience incurred as a consequence of Tenant’s delinquency. All such fees shall be Additional Rent. Notwithstanding anything herein to the contrary, Landlord hereby agrees to waive the first such late payment in any given Lease Year provided such payment is made within five (5) business days of the due date of the item of Rent.

2.4 Charges in Lease. Landlord and Tenant are knowledgeable and experienced in commercial transactions and agree that the provisions of this Lease for determining charges and amounts, including without limitation, the Triple Net Expenses, are commercially reasonable and valid even though such methods may not state a precise mathematical formula for determining such charges. ACCORDINGLY, IF AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, TENANT VOLUNTARILY AND KNOWINGLY WAIVES ALL RIGHTS AND BENEFITS OF TENANT UNDER SECTION 93.012 OF THE TEXAS PROPERTY CODE.

3. TAXES.

3.1 Real Property Taxes. The term “Taxes” shall include all taxes, assessments and governmental charges that accrue and are assessed against the Premises, the Land, and the Building, whether federal, state, county, or municipal, and whether imposed by taxing or management districts or authorities presently existing or hereafter created. Tenant shall timely pay before delinquency or penalty the Taxes directly to each and every governmental authority that renders any tax statement for payment of the Taxes. If, during the Term, there is levied, assessed or imposed on Landlord (i) a capital levy or other tax directly on the Rent, or (ii) a franchise tax, margin tax, assessment, levy or charge by any taxing authority as a substitute in whole or in material part for real property or ad valorem taxes (collectively, the “Replacement Taxes”), then all such taxes, assessments, levies, charges or Replacement Taxes, or any part so measured or based, shall be included within the term “Taxes,” and Tenant shall pay all such taxes, assessments, levies charges or Replacement Taxes (or pay the same directly to the appropriate taxing authority). Tenant shall deliver to Landlord receipts from each of the applicable taxing authorities or other evidence reasonably acceptable to Landlord to verify that the Taxes have been paid prior to delinquency. Notwithstanding the definition of Taxes herein, nothing contained in this Lease shall require Tenant to pay or reimburse Landlord for the payment of (i) any federal, state or municipal income or similar tax, or any profit, inheritance, estate, succession, gift, transfer, franchise or similar tax (regardless how named or denominated) unless the same is Replacement Taxes or any such tax which is expressly in substitution for any Taxes which Tenant is obligated to pay under this Lease or (ii) any tax, assessment, charge or levy imposed or levied upon or assessed against any property, any income or any business activity of Landlord.

3.2 Apportionment of Taxes. Any Taxes relating to the Premises (whether or not such Taxes shall be assessed, levied, confirmed, imposed upon, or in respect of, or become a lien upon, the Premises, or become payable, during the Term) relating to a fiscal period of the taxing authority, a part of which is included within the Term and a part of which is included in a period of time after the Expiration Date, shall be apportioned between Landlord and Tenant as of the Expiration Date (unless the Expiration Date has occurred as a result of an Event of Default (as hereinafter defined), in which case Tenant is not entitled to an apportionment) so that Tenant shall pay that portion of such Imposition which that part of such fiscal period included in the period before the Expiration Date bears to the fiscal period of the taxing authority.

3.3 Personal Property Taxes. Tenant shall before delinquency or penalty pay all taxes and assessments levied or assessed against any personal property, trade fixtures or alterations placed in or about the Premises; and upon Landlord’s request, deliver to it receipts from the applicable taxing authority or other evidence reasonably acceptable to Landlord to verify that the taxes have been paid. If any such taxes are levied or assessed against Landlord or its property on the Premises, and (1) Landlord pays them, or (2) the assessed value of Landlord’s property is increased and Landlord pays the increased taxes, then Tenant shall pay to Landlord the amount of all such taxes (or increases) within thirty (30) days (such 30th day, the “Payment Date”) after Landlord’s written request for payment. To the extent Tenant fails to pay the foregoing by the Payment Date, all such amounts shall bear interest from the Payment Date until reimbursed by Tenant at the rate set forth in Section 24.12

3.4 Contest of Taxes. Tenant shall have the right, in the name of Landlord or in Tenant’s own name, to contest the validity or amount of any Taxes imposed upon the Premises, by appropriate proceedings diligently conducted in good faith, but only after payment of such Taxes unless such payment would operate as a bar to such contest or interfere materially with the prosecution thereof, in which event Tenant may postpone or defer payment of such Taxes, provided any such contest acts to stay any levy or execution on the Premises, or any part thereof, for nonpayment of the being so contested, and does not impose criminal liability on Landlord or any other Indemnified Party (as hereinafter defined). If Tenant contests the validity of any Taxes, Landlord, at no cost or expense to Landlord, shall cooperate fully in such action. Tenant shall pay all costs and expenses of any such action instituted by Tenant and shall be entitled to reimbursement therefor, out of any refund or rebate of Taxes awarded in such action; provided that, unless such proceedings are initiated by Tenant at Landlord’s direction and with Landlord’s approval thereof, Tenant shall be responsible for the payment of any increase in Taxes resulting from Tenant’s initiating any such proceedings and for so long as such increase shall remain in effect.

4. NO LANDLORD MAINTENANCE OR REPAIR OBLIGATIONS.

4.1 This Lease is intended to be a triple-net lease; accordingly, Landlord’s shall have no maintenance or repair obligation with respect to the Premises (including no obligation to repair or maintain the Building’s roof, maintenance of the foundation, or maintenance of the structural members of the walls (collectively, the “Building Structure”), the Building Systems (as hereinafter defined), the Appurtenant Facilities (as hereinafter defined) or otherwise with respect to the Building, Tenant’s personal property or otherwise with respect to the Premises; provided, however, Landlord represents, to the best of its knowledge (but without any independent investigation) that as of the date of this Lease, all of the Building Systems and Appurtenant Facilities are in working order and condition. Tenant shall not perform any maintenance, repairs or replacements to the Building Structure unless it has received Landlord’s prior written consent.

5. TENANT’S MAINTENANCE AND REPAIR OBLIGATIONS.

5.1 Tenant’s Maintenance of the Premises. Except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors, Tenant, at its sole expense, shall maintain all parts of the Land, the Building, the Building Structure, Appurtenant Facilities, Tenant’s personal property and the Premises, in good condition and shall promptly make all reasonably necessary repairs and replacements thereto in order to keep the Premises in compliance with applicable laws and in clean and safe condition, subject to the limitations contained in this Lease. All repairs and replacements performed by or on behalf of Tenant shall be performed in a good and workmanlike manner reasonably acceptable in all respects to Landlord, and in accordance with Landlord’s standards applicable to alterations or improvements performed by Tenant as provided in Section 6 and in compliance with all applicable Laws.

5.3 Building Systems Maintenance. Subject to Section 10 of this Lease, Tenant, at its sole expense, shall repair and pay for any damage caused by a Tenant Party or caused by any failure by Tenant to perform obligations under this Lease. Tenant, at its sole expense, shall repair, replace and maintain in working order and operating condition all Building Systems (as hereinafter defined) located in or serving the Premises. The term “Building Systems” means the Building’s plumbing systems, electrical and lighting systems, HVAC System (defined below), fire protection and fire alert systems and other mechanical systems.

5.4 HVAC System. Tenant, at its sole expense, shall maintain the hot water equipment and the heating, air conditioning, and ventilation equipment and system (the “HVAC System”) in good repair and operating condition and in accordance with Laws and with the equipment manufacturers’ suggested operation/maintenance service program. Such obligation shall include the replacement of all equipment reasonably necessary to maintain the HVAC System servicing the Premises in good working order. Tenant shall (i) enter into a contract with a reputable third-party maintenance contractor reasonably acceptable to Landlord for the maintenance and repair as needed of the HVAC System, which contract shall provide for a regularly scheduled maintenance program, and (ii) deliver to Landlord, promptly upon request, a copy of such contract showing that it is in full force and effect. Tenant will timely pay for the services provided by the contractor under the maintenance contract.

5.5 Landlord’s Optional Performance of Tenant’s Obligations. Landlord has the right, but not the obligation, following Tenant’s failure to do so after the expiration of 10 business days written notice by Landlord to Tenant (or such shorter period in the event of an emergency), to perform or provide any maintenance, repairs or replacements to be performed by Tenant under this Section 5, to provide any utility service which Tenant is required to provide under Section 8 below or any other material obligations of Tenant under this Lease, following written notice to Tenant. Should Landlord elect to do so, Tenant shall reimburse Landlord for all reasonable and actual third party expenses and costs incurred by Landlord in performing Tenant’s obligations plus an additional five percent (5%) of such amount to compensate Landlord for the overhead and administrative costs relating to the performance of all such obligations. All such amounts owing pursuant to this Section 5 shall be deemed Rent under this Lease, which Tenant shall pay Landlord within ten (10) business days after Landlord’s written request for payment.

6. ALTERATIONS BY TENANT.

6.1 No Tenant Alterations. Tenant shall not make any structural or external changes, modifications, alterations, additions or improvements to the Premises or Building, or remove, install or materially modify the Building Structure or any of the Building Systems including without limitation, panel boxes, light fixtures, utility lines or connections, bathroom fixtures, safety and security systems, or install any additional heat or cold generating equipment, other equipment, machinery or devices in the Premises or any other part of the Building (collectively, “Material Alterations”), without the prior written consent of Landlord, which will not be unreasonably withheld, conditioned or delayed. Tenant may make non-structural, internal changes, modifications, alterations, additions or improvements to the Premises (collectively, “Tenant Alterations”) which are cosmetic in nature, do not exceed $75,000 in the aggregate on an annual basis, and otherwise do not materially and adversely affect the Premises, the Building Structure or any of the Building Systems.

6.2 Requirements for Landlord’s Written Consent. Landlord shall not be required to notify Tenant of whether it consents to any Material Alterations until it has received plans and specifications which are sufficiently detailed to allow construction of the work depicted in them to be performed in a good and workmanlike manner in compliance with applicable Laws, and Landlord has had a reasonable opportunity to review them, which shall in no event be more than seven (7) days. Without in any way limiting Landlord’s rights to refuse its consent to Tenant’s proposed Material Alterations, provided Landlord does not unreasonably withhold, condition or delay its consent, if Landlord consents in writing to Tenant’s proposed alterations, then Landlord’s consent shall be conditioned without limitation on all of the following: (1) Landlord’s approval of the contractor or person making the Material Alterations and approving each contractor’s insurance coverage provided in connection with the Material Alterations and their installation provided the contractor’s insurance coverage requirements shall be commercially reasonable, (2) Landlord’s right, if it so elects, to supervise their installation at Landlord’s sole cost and expense, (3) Landlord’s approval of final and complete plans and specifications for the Material Alterations and their installation, (4) the appropriate governmental agency, if any, having final and complete plans and specifications for such work, and (4) Landlord’s determination of whether any changes, modifications, alterations, additions or improvements to the Premises, or installations of any equipment or machinery would do any of the following: (i) affect structural or load bearing portions of the Premises or the Building, (ii) impact mechanical, electrical, plumbing or other Building Systems, (iii) affect areas of the Premises outside of the Building, or (iv) violate any provision in Sections 13 or 26 of this Lease or Exhibit D, attached hereto. If the alterations will materially affect the Building Structure, HVAC System, or any of the other Building Systems, then the plans and specifications must be prepared by a licensed engineer reasonably acceptable to Landlord. Landlord’s approval of any plans and specifications shall not be unreasonably withheld, conditioned or delayed and shall not be a representation that the plans or the work depicted in them will comply with any applicable Law or be adequate for any purpose, but shall merely be Landlord’s consent to Tenant’s installation of the Material Alterations. Landlord shall have the right, but not the obligation, to periodically inspect the work in the Premises to ensure compliance with the foregoing at Landlord’s sole cost and expense. If Landlord’s consent is granted for Material Alterations and any other permitted changes, modifications, alterations, additions, improvements or installations shall be made at Tenant’s sole expense.

6.3 Security for Material Alterations. As a condition to giving its consent to the making of any Material Alteration in excess of $150,000, Landlord may require that Tenant furnish Landlord with a surety company bond or other security reasonably satisfactory to Landlord, in an amount at least equal to 110% of the reasonably estimated cost of such Material Alteration. The form and content of such surety company bond and the identity of the company issuing such bond or such other required security shall be reasonably satisfactory to Landlord.

6.4 Tenant’s Obligations. Upon completion of any Material Alteration, Tenant shall deliver to Landlord accurate, reproducible “as-built” plans and a copy of the final construction drawings. All work performed by Tenant in the Premises, including work relating to the alterations or their repair, shall be performed in a good and workmanlike manner in accordance with Law and with Landlord’s and Landlord’s insurance carriers’ specifications and requirements.

6.5 Ownership of Alterations. Upon the Expiration Date or earlier termination of this Lease, Tenant shall return the Premises to Landlord clean and in the condition existing at the time Tenant took possession of the Premises, except for: (1) ordinary wear and tear, (2) damage that Landlord has the obligation to repair under the terms of this Lease, (3) all changes, modifications, alterations, additions or improvements that Tenant does not have the obligation to remove under the terms of this Section 6.4, and (4) damage by casualty. Except as provided below, all changes, modifications, alterations, additions or improvements and property at the Premises (including wall to wall carpeting, paneling or other wall covering and any other surface material attached to or affixed to the floor, wall or ceiling of the Premises) will remain in and be surrendered with the Premises upon the Expiration Date or earlier termination of this Lease, and Tenant waives all rights to any payment, reimbursement or compensation for the property that must remain at the Premises in accordance with this subsection. Tenant shall not be required to remove from the Premises any of the changes, modifications, alterations, additions or improvements that do not require Landlord’s approval. Tenant must promptly repair any damage to the Premises caused by its removal of personal property, changes, modifications, alterations, additions or improvements. Notwithstanding the foregoing, the provisions of this Section 6.5 shall not be applicable in the event that Tenant exercises the Purchase Option (as hereinafter defined) in accordance with Exhibit G annexed hereto and made a part hereof and the Close of Escrow (as hereinafter defined) occurs.

6.6 Trade Fixtures. Tenant may erect shelves, bins, machinery and trade fixtures provided that such items (1) do not alter the basic character of the Premises or the Building; (2) do not overload or damage the same; and (3) may be removed without damage to the Premises. Unless Landlord specifies in writing otherwise at the time it provides its approval for the same (or if no such approval is required, Landlord so advises Tenant in writing not later than sixty (60) days prior to the Expiration Date), all alterations, additions, and improvements shall be Landlord’s property when installed in the Premises. Notwithstanding the foregoing, the provisions of this Section 6.6 shall not be applicable in the event that Tenant exercises the Purchase Option in accordance with Exhibit G annexed hereto and made a part hereof and the Close of Escrow occurs.

6.7 No Demolition. Notwithstanding anything to the contrary contained in this Lease, in no event shall Tenant shall have the right to demolish or construct any expansions to the Building without Landlord’s consent, which consent may be granted or denied in Landlord’s sole and absolute discretion.

7. SIGNS.

7.1 Premises’ Exterior. Subject to Section 6.7, Tenant shall not, without Landlord’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, make any material changes to the exterior of the Premises or the Building. Notwithstanding anything to the contrary contained in this Section 7 or elsewhere in the Lease, Tenant shall not attach any signage to the Building or the roof thereof during the Term without Landlord’s consent, such consent not to be unreasonably withheld, conditioned or delayed.

7.2 Requirements for Landlord’s Written Consent. Landlord shall not be required to notify Tenant in writing of whether it consents to any sign until Landlord (1) has received detailed, to-scale drawings specifying the design (including any electrical components), material composition, color scheme, and method of installation, and (2) has had a reasonable opportunity to review them provided Landlord shall respond to any such request within five (5) days following receipt of the foregoing information. Notwithstanding the foregoing, Landlord shall not unreasonably withhold, condition or delay its consent to a sign request by Tenant for installation on the Premises.

7.3 Sign Requirements. Tenant may erect any signs in accordance with the plans and specifications, in a good and workmanlike manner, in accordance with all Laws (collectively, the “Sign Requirements.) Tenant must obtain Landlord’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) to any proposed signage pursuant to Section 7.2, together with all requisite governmental approvals to the extent required by Law. Tenant shall maintain any permitted signage that is installed at the Premises in a good, clean, and safe condition in accordance with the Sign Requirements.

7.4 Sign Removal. On or prior to the Expiration Date or earlier termination of this Lease or after Tenant’s right to possess the Premises has been terminated pursuant to Section 20,, Landlord may require that Tenant remove any signage installed by Tenant by delivering to Tenant written notice not less than sixty (60) days prior to the termination of this Lease. If Landlord so requests, Tenant shall, within ten (10) days following termination of the Lease, remove such signage, repair all damage caused by such signage and its installation and removal, and restore the area impacted by such signage to its condition before the installation thereof, including, but not limited to, making the following restoration and repair work: hole punching, electrical work, and repair of Building exterior discolorization or fading made noticeable by removal of the signage. If Tenant fails timely to remove signage and perform the repair work related thereto, in each instance as required under this Section 7.4, Landlord may, without compensation to Tenant, (1) use such signage, or (2) at Tenant’s expense, remove the sign, perform the related restoration and repair work, and dispose of the sign in any manner Landlord deems appropriate, which obligation shall survive the expiration or earlier termination of this Lease. Notwithstanding the foregoing, the provisions of this Section 7.4 shall not be applicable to in the event that Tenant exercises the Purchase Option in accordance with Exhibit G annexed hereto and made a part hereof and the Close of Escrow occurs.

8. UTILITIES. Tenant shall obtain and pay the applicable provider for all water, gas, electricity, heat, telephone, sewer, sprinkler charges and other utilities and services used at the Premises, together with any taxes, penalties, tap fees, surcharges, maintenance charges, assessments and similar charges pertaining to Tenant’s use of the Premises; it being agreed that Landlord shall not be required to furnish any utilities whatsoever to the Premises or any part thereof. Tenant shall heat the Premises as necessary to prevent any freeze damage to the Premises or any portion. Tenant’s use of electric current shall at no time exceed the capacity of the feeders or lines to the Building or the risers or wiring installation of the Building or the Premises. Except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors, Landlord shall not be liable for any interruption or failure of utility service to the Premises, and Tenant shall not be entitled to any abatement or reduction of Rent by reason of any interruption or failure of utilities or other services to the Premises. Any interruption or failure in any utility or service shall not be construed as an eviction, constructive or actual of Tenant or as a breach of the implied warranty of suitability, and shall not relieve Tenant from the obligation to perform any covenant or agreement under this Lease. In no event shall Landlord be liable for damage to persons or property, including, without limitation, business interruption, damages, nor shall Landlord be in default under this Lease, as a result of any such interruption or failure except as may otherwise be expressly provided in this Lease.

9. INSURANCE. Tenant shall procure at its expense and keep in force during the Term the following insurance naming Tenant as primary insured and also naming Landlord, Property Manager (if any) and any Superior Party (defined in Section 22 below) as additional insureds (utilizing endorsement form CG 2026 1185 or its equivalent) on policies referenced in Section 9.1 and loss payees for policies referenced in Section 9.2:

9.1 Commercial General Liability Insurance. Commercial general liability insurance covering claims for bodily injury and property damage occurring in or about the Premises arising from or in connection with Tenant’s use or occupancy of the Premises. The insurance policy or policies shall have a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence with a Two Million Dollar ($2,000,000) aggregate limit and excess umbrella liability insurance in the amount of Ten Million Dollars ($10,000,000). If Tenant has other locations that it owns or leases, the policy shall include an aggregate limit per location endorsement. The liability insurance shall be primary and not “contributing to” any insurance available to Landlord, and Landlord’s insurance shall be in excess of all of Tenant’s insurance. In no event shall the limits of Tenant’s insurance limit its liability under this Lease.

9.2 Property Insurance. Property insurance insuring Tenant’s: (1) trade fixtures, (2) inventory, (3) any work or alterations performed at the Premises by or on behalf of Tenant, and (4) personal property (including equipment and vehicles) located on or in the Premises for perils covered by the causes of loss - special form (all risk), including coverage for flood, earthquake and damages from any boiler and machinery, if applicable. The insurance shall be written on a replacement cost basis in an amount equal to one hundred percent (100%) of the full replacement value of the aggregate of the foregoing.

9.3 Workers’ Compensation Insurance. Workers’ compensation insurance in accordance with the Laws of the State of Texas and employer’s liability insurance in an amount not less than Five Hundred Thousand Dollars ($500,000.00). The worker’s compensation insurance must include an all-states endorsement.

9.4 Rent Insurance. Rent insurance on an “All Risk” or “Physical Loss” basis in an amount equal to one (1) year then current Base Rent.

9.5 Boiler and Machinery Insurance. Boiler and machinery insurance in an amount not less than the replacement cost of such boilers, if any, and other machinery located on the Premises.

9.6 Other Insurance. Such other insurance in such amounts as from time to time reasonably may be required by Landlord against such other insurable hazards as at the time are commonly insured against in the case of property similarly situated to the Premises or business operations of a size and nature similar to the business operations being conducted on the Premises.

9.7 Standard of Tenant’s Insurance. Each policy required to be maintained by Tenant shall be with companies rated A-X or better in the most current issue of Best’s Insurance Reports and will contain endorsements that: (1) such insurance may not lapse with respect to Landlord or its Property Manager, if any, and any Superior Party, or be canceled or amended with respect to Landlord or its Property Manager, if any, without the insurance company’s giving Tenant and Tenant shall promptly provide Landlord and its Property Manager, if any, and any Superior Party at least thirty (30) days prior written notice, (2) Tenant shall be solely responsible for payment of premiums, (3) in the event of payment of any loss covered by any policy, Landlord or Landlord’s designees shall be paid first by the insurance company for Landlord’s loss and Tenant’s insurance shall be primary in the event of overlapping coverage with insurance which may be carried by Landlord or its Property Manager, if any, and (4) provide coverage for the contractual obligations that Tenant has made to Landlord under this Lease, including without limitation, its indemnity obligations to Landlord hereunder. Insurers shall be licensed to do business in the state in which the Premises are located and domiciled in the United States. Any deductible amounts under any required insurance policies shall not exceed $50,000. Tenant shall deliver to Landlord duplicate originals of certificates of insurance, and certified copies of the policies when requested by Landlord. Tenant shall have the right to provide insurance in a “blanket” policy if the blanket policy expressly provides that coverage extends to the Premises and to Landlord as required by this Lease.

9.8 Landlord’s Insurance and Rights. Landlord will procure at Tenant’s expense and keep in force during the Term a commercially reasonable policy or policies of insurance consistent with the insurance carried on comparable properties (the “Landlord’s Property Insurance”) causing the Building and all other physical improvements owned by Landlord and located on the Premises to be insured for its full replacement value under fire and extended coverage “all risk” property insurance and liability insurance (plus whatever endorsements or special coverages Landlord, in its sole discretion, may consider appropriate) with commercially reasonable deductibles. Tenant shall pay to Landlord, as Additional Rent, the full amount paid by Landlord for Landlord’s Property Insurance within 30 days after demand (together with reasonable supporting documentation). In the event Tenant does not purchase the insurance required by this Lease or keep any required insurance in full force and effect, then Landlord may, following written notice to Tenant, but shall not be obligated to, purchase the necessary insurance and pay the premium. Tenant shall repay to Landlord, as Additional Rent, the amount so paid by Landlord for Landlord’s Property Insurance promptly upon demand. In addition, Landlord may recover from Tenant and Tenant agrees to pay, as Additional Rent, any and all expenses, including reasonable attorneys’ fees and disbursements, litigation expenses, and damages which Landlord may sustain by reason of the failure of Tenant to obtain and maintain any insurance.

9.9 Policy Limits Review. The limits of insurance required pursuant to this Section 9 shall be subject to reasonable review by Landlord. In connection therewith, and subject to the provisions of this Section 9, Tenant shall carry or cause to be carried such additional amounts of insurance as Landlord may from time to time reasonably require. The amount of any loss deductible contained in any insurance policy required pursuant to the provisions hereof also shall be subject to the reasonable review and approval of Landlord.

9.10 Nature of Tenant’s Obligation. Tenant’s insurance obligations under this Section 9 are freestanding obligations which are not dependent on any other conditions or obligations under this Lease.

10. WAIVER OF NEGLIGENCE CLAIMS; NO SUBROGATION. Except to the extent caused by the negligence or willful misconduct of Landlord, Landlord shall not be liable to Tenant or those claiming by, through, or under Tenant (including any Tenant Party) for any injury to or death of any person or persons or the damage to or theft, destruction, loss, or loss of use of any property or inconvenience (a “Loss”) caused by casualty, theft, fire, third parties, or any other matter (including Losses arising through repair or alteration of any part of the Building, or failure to make repairs, or from any other cause), REGARDLESS OF WHETHER THE NEGLIGENCE OF ANY PARTY, INCLUDING ANY OF THE INDEMNIFIED PARTIES, CAUSED SUCH LOSS IN WHOLE OR IN PART. Landlord and Tenant each waives any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under any insurance policy that covers the Building, the Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or business, or, in the case of Tenant’s waiver, is required to be insured against under the terms hereof, REGARDLESS OF WHETHER THE NEGLIGENCE OF ANY PARTY, INCLUDING ANY OF THE INDEMNIFIED PARTIES, CAUSED SUCH LOSS IN WHOLE OR IN PART, except to the extent caused by the negligence or willful misconduct of Landlord; however, any such waiver shall not include any deductible amounts on insurance policies carried by Landlord or Tenant or apply to any coinsurance penalty which Landlord or Tenant might sustain. Each party shall cause its insurance carriers to endorse all applicable policies waiving each carrier’s rights of recovery under subrogation or otherwise against the other party and Landlord and Tenant shall, upon written request, each provide evidence to the other party of all such waiver of subrogation endorsements. The provisions of this Section 10 shall survive the expiration or earlier termination of this Lease.

11. CASUALTY DAMAGE.

11.1 Total Destruction. Tenant immediately shall give written notice to Landlord of any damage to the Premises, the Building, or the Land. If the Premises, the Building, or the Land are totally destroyed by an insured peril, or so damaged by an insured peril that, in Landlord’s written estimation delivered to Tenant within thirty (30) days after notice of the damage, rebuilding or repairs cannot be substantially completed (exclusive of leasehold improvements Tenant makes) within two hundred ten (210) days after the date of Landlord’s actual knowledge of the damage, then either Landlord or Tenant may terminate this Lease by delivering to the other party written notice of termination within fifteen (15) days after Landlord delivers the written estimation to Tenant. If Landlord fails to deliver the written estimation to Tenant within thirty (30) days after notice of the damage, it shall be deemed that Landlord has elected to rebuild or repair the Premises. Upon any such termination by Landlord or Tenant, the Rent shall be abated during the unexpired portion of this Lease, effective upon the date the damage occurred. Time is of the essence with respect to the delivery of all notices of damage and termination. In the event that Landlord determines it can rebuild or repair the damage within two hundred ten (210) days after the date of Landlord’s actual knowledge of the damage, the Rent shall not be abated during the period that the Landlord is performing the rebuilding or repairs.

11.2 Restoration of Premises. Subject to Section 11.3, if this Lease is not terminated under Section 11.1, (or if the Building or the Premises are damaged but not totally destroyed by any insured peril, and in Landlord’s written estimation, rebuilding or repairs can be substantially completed within two hundred ten (210) days after the date of Landlord’s actual knowledge of such damage, this Lease shall not terminate), then Landlord shall restore the Premises to substantially its previous condition, except that (a) Landlord shall not be required to rebuild, repair or replace any improvements or personal property owned by Tenant, any changes, modifications, alterations, additions or improvements made to the Premises (or any portion thereof) by any Tenant Party, or required to be covered by Tenant’s insurance under Section 9.2 (all of which shall be required to be repaired by Tenant) and (b) if Tenant exercises the Purchase Option in accordance with Exhibit G annexed hereto and made a part hereof, then Landlord shall have no such restoration obligation and the net proceeds of Landlord’s insurance shall be assigned to Tenant at the Close of Escrow. If the Premises are untenantable, in whole or in part, during the period beginning on the date the damage occurred and ending on the date of substantial completion of Landlord’s repair or restoration work (the “Repair Period”), then, in such event the Rent for the Repair Period shall not be abated.

11.3 Insurance. If the Premises are destroyed or substantially damaged by any peril not covered by the insurance required to be maintained by Landlord, or any Superior Party requires that insurance proceeds be applied to the indebtedness secured by its Mortgage (defined below) or to the Primary Lease (defined below) obligations, or the insurance proceeds available to Landlord to restore the building are insufficient in Landlord’s opinion, then Landlord may terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days of the later of the date upon which any destruction or damage incurred, or the date upon which Landlord learns there are not enough insurance proceeds, or Landlord learns of any such requirement by any Superior Party, as applicable. In the event Landlord terminates this Lease, all rights and obligations hereunder shall cease and terminate, except for any liabilities which accrued before this Lease so terminates.

12. INDEMNIFICATION AND NEGLIGENCE.

12.1 INDEMNITY BY TENANT. SUBJECT TO SECTION 10 AND THE PROVISIONS OF THIS SECTION 12.1, TENANT SHALL DEFEND, INDEMNIFY, AND HOLD HARMLESS THE INDEMNIFIED PARTIES (DEFINED IN SECTION 24.1) FROM AND AGAINST ALL CLAIMS, DEMANDS, LIABILITIES, CAUSES OF ACTION, SUITS, JUDGMENTS, AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES AND DISBURSEMENTS) FOR ANY LOSS ARISING FROM ANY OCCURRENCE ON OR ABOUT THE PREMISES OR FROM TENANT’S FAILURE TO PERFORM ITS OBLIGATIONS UNDER THIS LEASE (OTHER THAN A LOSS ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTIES AND OTHER THAN ANY LOSS ARISING OUT OF A BREACH OF TENANT’S OBLIGATIONS UNDER SECTION 26, WHICH SHALL BE SUBJECT TO THE INDEMNITY IN SUCH SECTION).

12.2 INDEMNITY BY LANDLORD. SUBJECT TO SECTION 10, EXCEPT AS RESULTING FROM TENANT’S NEGLIGENCE OR MISCONDUCT OR A BREACH BY TENANT OF ITS OBLIGATIONS UNDER THIS LEASE, LANDLORD SHALL INDEMNIFY, DEFEND, AND HOLD TENANT HARMLESS FROM AND AGAINST ANY AND ALL DAMAGE, CLAIM, LIABILITY, COST OR EXPENSE (INCLUDING WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND DISBURSEMENTS) OF EVERY KIND AND NATURE ARISING FROM ANY INJURY OR DAMAGE TO ANY PERSONS, PROPERTY OR BUSINESS INCURRED BY OR CLAIMED AGAINST TENANT ARISING FROM LANDLORD’S OR ITS AGENTS OR EMPLOYEES (I) OWNERSHIP, MANAGEMENT OR CONTROL OF THE BUILDING, THE LAND UPON WHICH THE BUILDING IS LOCATED, (II) BREACH OF LANDLORD’S OBLIGATIONS UNDER THIS LEASE, (III) OCCUPANCY OF THE PREMISES PRIOR TO THE DATE OF THIS LEASE.

12.3 Survival. The provisions of this Section 12 shall survive the expiration or earlier termination of this Lease.

13. USE; COMPLIANCE WITH LAWS; PARKING; APPURTENANT FACILITIES.

13.1 Permitted Use. The Premises shall, subject to the remaining provisions of this Section, may only be used for general, executive and administrative office use and uses reasonably ancillary thereto that are permitted under applicable Law and for no other purpose without Landlord’s prior written consent. No retail sales may be made from the Premises. The Premises shall not be used for any use which is disreputable, and no part of the Premises shall be used as an escort service, a massage parlor or spa, blood bank, abortion clinic, or for the sale, distribution or display (electronically or otherwise) of materials or merchandise of a pornographic nature or merchandise generally sold in an adult book or adult videotape store (which are defined as stores in which any portion of the inventory is not available for sale or rental to children under 18 years old because such inventory explicitly details with or depicts human sexuality). Tenant shall not sell, display, transmit or distribute (electronically or otherwise) materials or merchandise of a pornographic nature or merchandise generally sold in an adult book or adult video tape store (as defined above). Tenant shall not use the Premises as living or sleeping quarters or a residence. Except as may be customary in the ordinary course of Tenant’s business, Tenant shall not use the Premises to receive, store or handle any product, material or merchandise that is explosive or highly inflammable or hazardous or would violate any provision in Section 26. Tenant shall keep the Premises neat and clean at all times. Tenant shall not permit any reasonably objectionable or unpleasant odors, smoke, dust, gas, light, noise or vibrations to emanate from the Premises; nor commit, suffer or permit any waste in or upon the Premises; nor at any time sell or purchase or permit the sale or purchase of food in any form by or to any of Tenant’s agents or employees or other parties in the Premises except through vending machines in employees’ lunch or rest areas within the Premises for use by Tenant’s employees only; nor take any other action that would constitute a public or private nuisance or unreasonably interfere with, or endanger Landlord or any other person; nor permit the Premises to be used for any purpose or in any manner that would (1) void the insurance thereon, (2) violate any Law, including, but not limited to, any zoning ordinance, or (3) be dangerous to life, limb or property. Tenant shall pay to Landlord on demand any increase in the cost of any insurance on the Premises or the Building incurred by Landlord, which is caused by Tenant’s use of the Premises or because Tenant vacates the Premises, and acceptance of such payment shall not constitute a waiver of any of Landlord’s other rights or remedies nor a waiver of Tenant’s duty to comply herewith.

13.2 Compliance with Laws. Tenant shall be solely responsible for satisfying itself and Landlord that the Permitted Use will comply with all applicable Laws. Notwithstanding anything to the contrary contained in this Lease, Tenant shall, at its sole cost and expense, be responsible for complying with all Laws and Rules and Regulations (defined below) applicable to the use, occupancy, and condition of the Premises. Tenant shall promptly correct any violation of a Law, or Rules or Regulations with respect to the Premises. Tenant shall comply with any direction of any governmental authority having jurisdiction which imposes any duty upon Tenant or Landlord with respect to the Premises, Building, and/or Land, or with respect to the occupancy or use thereof.

13.3 Compliance with Rules and Regulations. Tenant will comply with such rules and regulations (the “Rules and Regulations”) as may be reasonably adopted from time to time by Landlord for the management, cleanliness of, and the preservation of good order and protection of the Premises, the Building and the Land. A current copy of the Rules and Regulations applicable to the Building is attached hereto as Exhibit D. All such Rules and Regulations are hereby made a part hereof. All reasonable changes and amendments to the Rules and Regulations sent by Landlord to Tenant in writing and conforming to the foregoing standards shall be carried out and observed by Tenant. Landlord hereby reserves all rights necessary to implement and enforce the Rules and Regulations and each and every provision of this Lease.

13.4 Parking. Tenant and its employees, agents and invitees shall have the exclusive right to use all parking areas associated with the Building and the Premises (the “Parking Areas), subject to the

Rules and Regulations as Landlord may promulgate from time to time. Tenant shall only permit parking by its employees, agents or invitees of appropriate vehicles in appropriate designated Parking Areas. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties.

13.5 Appurtenant Facilities. Tenant shall, at all times during the Term, and at its sole expense, maintain and repair, making replacements as reasonably necessary, all of the Appurtenant Facilities such that the same are at all times in good working order, repair and condition and in compliance with any and all applicable Laws. The foregoing obligations of Tenant shall also include the obligation to keep the Appurtenant Facilities reasonably free of refuse, and any other obstructions (including those caused by weather conditions), and the obligation to keep all Parking Areas, roadways, walkways, sidewalks and similar Appurtenant Facilities well lit during such hours as Tenant requires and to maintain, upkeep and replace, as appropriate all landscaping in or within the Premises. For the purposes hereof, “Appurtenant Facilities” shall include, without limitation, the following: (a) all parking areas, aisles, driveways, roadways, service roads, sidewalks, entrances, exits, walkways, public sidewalks, access ramps of all kinds (whether for regular pedestrian use, for use by handicapped or for use in delivery of merchandise, and including the paving or other surface thereof, and all striping) required for first class vehicular and pedestrian access to the Premises from all entrances and exits to and from the Land and the Building; (b) all facilities and equipment required for provision of electricity, water, sewer, gas and telecommunication and other utilities serving the Premises; (c) sufficient loading and trash compacting areas; (d) lighting facilities (of all types and wherever located) for illumination of all facilities described in clause (a) above in a first class manner; (e) all surface and subsurface drainage facilities and equipment; (f) all traffic control signals and signs (including directional signs at all entrance and exits to the Land) required by any site plan approval or other permit or approval related to the Land; (g) all fencing, retaining walls and the like serving the Land or required by the permits governing the Land; and (h) the plantings and other landscaped areas required by applicable Law or as otherwise necessitated by any permits or approvals or private covenants related to the Land.

14. INSPECTION; ACCESS AND RIGHT OF ENTRY. Without being deemed or construed as committing an actual or constructive eviction of Tenant and without abatement of Rent, Landlord and Landlord’s agents and representatives may enter the Premises upon two (2) business days’ prior telephonic notice during business hours to inspect the Premises; to make such repairs as may be required or permitted under this Lease; to perform any unperformed obligations of Tenant hereunder (following any prior written notice requirements); and to show the Premises to prospective purchasers, mortgagees, ground lessors, and, during the last six (6) months of the Term, tenants. Tenant hereby waives any claim for damages for any injury or inconvenience or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby except to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord’s agents. Landlord shall use commercially reasonable efforts to notify Tenant before any such entering; however, Landlord shall have the right to use any and all means which Landlord may reasonably deem proper to enter the Premises in an emergency without liability therefor. During the last six (6) months of the Term, Landlord may erect a sign on the Premises indicating that the Premises are available. Other than with respect to vacation of the Premises upon the scheduled expiration of the Term, Tenant shall notify Landlord in writing of its intention to vacate the Premises at least sixty (60) days before Tenant will vacate the Premises; such notice shall specify the date on which Tenant intends to vacate the Premises (the “Vacation Date”).

15. ASSIGNMENT AND SUBLETTING.

15.1 Transfers. Except as provided in Section 15.4, Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, (1) advertise that any portion of the Premises is available for lease or cause or allow any such advertisement, (2) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of Law, (3) permit any other person or entity to become Tenant hereunder by merger, consolidation, or other reorganization, (4) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant,, (5) sublet any portion of the Premises, (6) grant any license, concession, or other right of occupancy of any portion of the Premises, or (7) permit the use of the Premises by any parties other than Tenant or an Affiliate (any of the events listed in Sections 15.1 (1) through (7) being a “Transfer”). If Tenant requests Landlord’s consent to a Transfer, then Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, true copies of the signed documentation effectuating the Transfer (which must be subject to any required consent of Landlord), and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character.

15.2 Landlord’s Written Consent Requirements. In determining whether Landlord consents to any proposed assignment or subletting of the Premises, Landlord will consider the following factors: (1) whether the proposed transferee is creditworthy, meaning the proposed transferee (a) has a publicly traded debt rated in quality as Baa2 or BBB- or higher, as rated by Moody’s and Standard & Poor respectively, or (b) has a tangible net worth, financial condition, and operating performance, greater than or equal to the tangible net worth, financial condition, and operating performance of Tenant and the Guarantor of Tenant’s obligations hereunder, if any, as of the time Tenant signed this Lease, and (2) whether the proposed transferee will use the Premises consistent with the Permitted Use allowed under this Lease, thus excluding any environmentally harmful use as described in Section 26. In addition, the Transfer shall not constitute a violation of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). If the proposed transferee satisfies all of the foregoing factors, then Landlord shall not unreasonably withhold, condition or delay its consent to such Transfer. If the proposed transferee does not meet all the foregoing factors, then Landlord may withhold its consent in its sole discretion. Tenant shall reimburse Landlord for its reasonable attorneys’ fees and other reasonable and actual third party expenses incurred in connection with considering any request for its consent to a Transfer, regardless of whether Landlord subsequently grants its approval of the proposed Transfer in an amount not to exceed $2,500 per request.

15.3 Obligations of Tenant and Proposed Transferee. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement, in a form reasonably satisfactory to Landlord, whereby the proposed transferee expressly assumes Tenant’s obligations hereunder (however, in the event of transfer of less than all of the space in the Premises the proposed transferee shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer, and only to the extent of the rent it has agreed to pay Tenant). Landlord’s consent to a Transfer shall not release any Guarantor (if any) of Tenant’s obligations hereunder nor release Tenant from performing its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable. No such Transfer shall constitute a novation. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfers. If a default occurs and remains uncured beyond any applicable notice and cure period while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Tenant’s Rent obligations. Tenant authorizes its transferees to make payments of Rent directly to Landlord upon receipt of notice of Tenant’s default and instruction from Landlord to do so. If Landlord should fail to notify Tenant in writing of its decision within the fifteen (15) day period after Landlord’s receipt of Tenant’s written request for Landlord’s consent to a Transfer, then Landlord shall be deemed to have refused to consent to the proposed Transfer and to have elected to keep this Lease in full force and effect.

15.4 Permitted Transfer. Notwithstanding anything to the contrary in this Section 15, provided no Event of Default has occurred and is continuing under this Lease beyond any applicable notice and cure periods, upon fifteen (15) days prior written notice to Landlord, Tenant may, without Landlord’s prior written consent (1) assign this Lease to an entity into or with which Tenant is merged or consolidated (including a reorganization or recapitalization of or with Tenant) or (2) assign this Lease to an entity (a) to which all or substantially all of Tenant’s assets are transferred, or (b) controlling, controlled by or that is commonly controlled with Tenant (each, a “Permitted Transfer”), provided the assignee or successor entity has a tangible net worth, calculated in accordance with generally accepted accounting principles (and evidenced by financial statements in form reasonably satisfactory to Landlord) at least equal to the tangible net worth of Tenant on the Effective Date of this Lease. The terms “controlling,” “controlled by” and/or “commonly controlled with” shall mean, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any controlled entity; the ownership, directly or indirectly, of at least fifty-one percent (51%) of the membership interests, partnership interests, stock or voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, at least fifty-one percent (51%) of the voting interests in, any entity shall be presumed to constitute such power or control. The transferee of any Permitted Transfer shall deliver to Landlord a written agreement, in a form reasonable satisfactory to Landlord, whereby the transferee expressly assumes Tenant’s obligations and liabilities hereunder as of the Effective Date. Notwithstanding any Permitted Transfer, Tenant and any guarantor or surety of Tenant’s obligations under this Lease (if any) shall at all times during the initial Term and any Renewal Term or other renewal or extension hereof remain fully, jointly and severally, responsible and liable for the payment of the Rent and for compliance with all of Tenant’s other obligations under this Lease, except Tenant’s continuing liability shall not apply in the event that Tenant does not survive the merger, consolidation or other event that is the purpose for any such Permitted Transfer.

15.5 Conditions Precedent to Subletting. With respect to each and every sublease or subletting authorized by Landlord under the provisions of this Lease, it is further agreed as follows:

15.5.1 no subletting shall be for a term ending later than one day prior to the Expiration Date of this Lease;

15.5.2 no sublease shall be valid, and no sublessee shall take possession of the Premises in their entirety, until an executed counterpart of such sublease has been delivered to Landlord and approved by Landlord (where such approval is required);

15.5.3 each sublease shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and that, in the event of termination, re-entry or dispossess by Landlord under this Lease, Landlord may, at its option, either terminate such sublease or take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such sublessee shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not (i) be liable for any previous act or omission of Tenant under such sublease, (ii) be subject to any offset, not expressly provided in such sublease, which theretofore accrued to such subtenant against Tenant, or (iii) be bound by any previous modification of such sublease or by any previous prepayment of more than one month’s rent; and

15.5.4 any material modification, amendment or extension of a sublease previously consented to by Landlord shall be deemed to be a new sublease subject to all of the terms and conditions of this Section 15.

15.6 Subtenant Violation. A violation or breach of any of the terms, provisions or conditions of this Lease that results from, or is caused by, an act or omission by a subtenant under its Sublease shall not relieve Tenant of Tenant’s obligation to cure it. For the purposes hereof “Subtenant” or “subtenant” shall mean any subtenant, operator, licensee, franchisee, concessionaire and other occupant of the Premises or any portion thereof and (b) “Sublease” or “sublease” shall mean any subleases, occupancy, license or concession agreements.

16. CONDEMNATION. If more than fifty percent (50%) of the Premises is taken for any public or quasi-public use by right of eminent domain or private purchase in lieu thereof (a “Taking”), and the Taking prevents or materially interferes with the use of the remainder of the Premises for the Permitted Use, either party may terminate this Lease by delivering to the other written notice thereof within thirty (30) days after the Taking, in which case Rent shall be abated during the unexpired portion of the Term, effective on the date of such Taking. If (1) less than fifty percent (50%) of the Premises are subject to a Taking or (2) more than 50% of the Premises are subject to a Taking, but the Taking does not prevent or materially interfere with the use of the remainder of the Premises for the Permitted Use, then neither party may terminate this Lease, but the Rent payable during the unexpired portion of the Term shall be reduced to such extent as may be fair and reasonable under the circumstances. All compensation awarded for any Taking shall be the property of Landlord, and Tenant hereby assigns any interest it may have in any such award to Landlord; however, Landlord shall have no interest in any separate award made to Tenant for loss of Tenant’s business or goodwill, for the taking of Tenant’s trade fixtures, or on account of Tenant’s moving and relocation expenses and depreciation to and removal of Tenant’s physical personal property, if a separate award for such items is made to Tenant.

17. SURRENDER AND REDELIVERY OF PREMISES; HOLDING OVER.

17.1 Surrender and Redelivery of Premises. No act by Landlord shall be an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid, unless it is in writing and signed by Landlord. Tenant’s delivery of the keys or access cards to Landlord, Property Manager (if any) or any agent or employee of Landlord shall not operate as a termination of this Lease or a surrender of the Premises.

17.1.1 Joint Inspection. At least thirty (30) days before the Vacation Date, Tenant shall arrange to meet with Landlord for a joint inspection of the Premises. After such inspection, Landlord shall prepare a list of items that Tenant must perform before the Vacation Date. If Tenant fails to arrange for such inspection following written notice thereof to Tenant, then Landlord may conduct such inspection and Landlord’s determination of the work Tenant is required to perform before the Vacation Date shall be conclusive. If Tenant fails to perform such work before the Vacation Date, then Landlord may perform such work at Tenant’s cost plus an additional five percent (5%) of such amount to compensate Landlord for the overhead and administrative costs relating to the performance of all such obligations. Tenant shall pay such amounts to Landlord within ten (10) days after Landlord’s request for payment, which obligation shall survive the expiration or earlier termination of this Lease.

17.1.2 Tenant’s Payment Obligations. Tenant shall also, prior to vacating the Premises, pay to Landlord the amount, as estimated by Landlord, of Tenant’s obligation hereunder for Triple Net Expenses for the year in which the Term ends prorated through the date of termination based on the number of days in such year. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant hereunder, with Tenant being liable for any additional costs therefor upon written demand by Landlord or with any excess to be returned to Tenant after all such obligations have been determined and satisfied as the case may be, but in no event more than one (1) year after the expiration or earlier termination of the Lease, or if Tenant exercises the Purchase Option in accordance with Exhibit G annexed hereto and made a part hereof and the Close of Escrow occurs, one (1) year after the Close of Escrow. Landlord shall provide to Tenant a full accounting of all Triple Net Expenses paid for such year and the portion thereof which Tenant is liable for.

17.1.3 Condition of Premises. On the Expiration Date or earlier termination of this Lease, or the termination of Tenant’s right to possess the Premises, Tenant shall (1) deliver to Landlord the Premises in a safe, “broom clean,” neat, sanitary, and operational condition with all improvements and alterations as set forth in Section 6.4 located thereon in good repair and condition, reasonable wear and tear excepted (subject, however, to Tenant’s maintenance obligations), and with the HVAC System and hot water equipment, light and light fixtures (including ballasts), and overhead doors and related equipment, the other Building Systems and the Appurtenant Facilities in good working order and condition, (2) [intentionally omitted], (3) deliver to Landlord all keys and parking and access cards to the Premises, and (4) remove all signage placed on the Premises, the Building, or the Land by or at Tenant’s request. All fixtures, alterations, additions, and improvements (whether temporary or permanent) shall be Landlord’s property and shall remain on the Premises, except as provided in the next two sentences or any other provision of this Lease. Tenant may remove all unattached trade fixtures, furniture, and personal property placed in the Premises by Tenant (but Tenant shall not remove any such item which was paid for, in whole or in part, by Landlord). Additionally, Tenant shall remove such alterations, additions, improvements, fixtures, equipment, wiring, furniture, trade fixtures and other property as Landlord may request in writing at the time it provides its approval for the same (or if no such approval is required, Landlord so advises Tenant in writing not later than sixty (60) days prior to the Expiration Date). All items not so removed shall, at the sole option of Landlord, be deemed abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items, and Tenant shall pay for the reasonable and actual costs incurred by Landlord in connection therewith. All work required of Tenant under this Section 17 shall be coordinated with Landlord and be done in a good and workmanlike manner, in accordance with all Laws, and so as not to damage the Building or unreasonably interfere with other tenants’ use of their premises. Tenant shall, at its expense, repair all damage caused by any work performed by Tenant under this Section 17, provided that in the case of alterations or improvements that Tenant is required to remove, Tenant shall restore the Premises to the condition existing prior to the installation of such alterations. If Tenant fails to perform work under this Section 17, Tenant shall pay all reasonable and actual costs incurred by Landlord in performing such work within ten (10) business days after Landlord’s written request thereof. Notwithstanding the foregoing, the provisions of this Section 17.1.3 shall not be applicable to in the event that Tenant exercises the Purchase Option in accordance with Exhibit G annexed hereto and made a part hereof and the Close of Escrow occurs.

17.2 Holding Over. If Tenant fails to vacate the Premises after the Expiration Date or earlier termination of this Lease, then (1) Tenant’s possession of the Premises shall constitute and be construed as a tenancy at will only, subject, however, to all of the terms, provisions, covenants and agreements on the part of Tenant under this Lease other than the amount of Rent payable by Tenant hereunder which shall be increased as provided below, (2) Tenant shall be subject to immediate eviction and removal, and (3) Tenant covenants and agrees to pay Landlord (in addition to the other Rent due hereunder, if any) as Rent for the period of such holdover a prorated daily Base Rent equal to the sum of (a) the daily Base Rent payable during the last month of the Term multiplied by 1.5 for the first 30 days of such holdover and 2.0 thereafter, and (b) the daily amount of all Additional Rent (including, but not limited to, the Triple Net Expenses) payable during the last month of the Term. Tenant’s possession of the Premises after the Expiration Date or earlier termination of this Lease shall immediately constitute an Event of Default under Section 19.5 herein. The Rent during such holdover period shall be payable to Landlord from time to time on demand; provided, however, if no demand is made during a particular month, holdover rent accruing during such month shall be paid in accordance with the provisions of this Section 17. Tenant will vacate the Premises and deliver same to Landlord immediately upon Tenant’s receipt of notice from Landlord to so vacate. No holding over by Tenant (whether with or without the consent of Landlord), and no payments of money by Tenant to Landlord after the end of the Term, shall operate to reinstate, continue or extend the Term, and no extension of this Term shall be valid unless evidenced by a writing signed by both Landlord and Tenant. No payments of money by Tenant (other than the holdover rent accruing during such holdover period paid in accordance with the provisions of this Section 17) to Landlord after the Expiration Date or earlier termination of this Lease shall constitute full payment of Rent under the terms of this Lease. Tenant shall be liable for all damages resulting from its holding over.

17.3 The obligations of Tenant under this Section 17 shall survive the Expiration Date or earlier termination of this Lease.

18. QUIET ENJOYMENT. Provided Tenant has fully performed its obligations under this Lease, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through or under Landlord, but not otherwise, subject, however, to all of the provisions of this Lease and all Laws, liens, encumbrances and restrictive covenants to which the Land is subject. Landlord shall not be responsible for the acts or omissions of any subtenant or third party that may interfere with Tenant’s use and enjoyment of the Premises.

19. EVENTS OF DEFAULT. Each of the following events shall constitute an “Event of Default” under this Lease:

19.1 Monetary Default; Failure to Pay Rent. Tenant fails to pay Rent when due or any payment or reimbursement required under this Lease when due and such payment or reimbursement remains unpaid after the expiration of five (5) days after the date of delivery of written notice by Landlord to Tenant; provided, however, that Landlord shall not be required to give Tenant more than two (2) such notices during any Lease Year during the Term (and in the event that two (2) such notices are provided in any such calendar year, then, for the remainder of such Lease Year, it shall be an Event of Default if Tenant fails to make the required payment five (5) days after such payment is due).

19.2 Bankruptcy; Insolvency. The filing of a petition by or against Tenant or any Guarantor of Tenant’s obligations hereunder (1) in any bankruptcy or other insolvency proceeding; (2) seeking any relief under any debtor relief Law; (3) for the appointment of a liquidator, receiver, trustee, custodian, or similar official for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; or (4) for reorganization or modification of Tenant’s capital structure (however, if any such petition is filed against Tenant, then the filing of such petition shall not constitute an Event of Default, unless it is not dismissed within ninety (90) days after the filing thereof).

19.3 Vacation. Tenant (1) vacates all or a portion of the Premises or (2) discontinues business operations at the Premises for the Permitted Use together with the failure to pay Rent.

19.4 Liens; Encumbrances. Tenant fails to discharge any lien placed upon the Premises in violation of Section 23 within thirty (30) days after any such lien or encumbrance is filed against the Premises.

19.5 Guaranty Default. There is a default beyond the expiration of any applicable notice and/or cure period under the Guaranty, if any.

19.6 Insurance Default. Tenant fails to maintain any insurance required hereunder for a period of ten (10) days.

19.7 Non-Monetary Default; Failure to Perform. Tenant fails to comply with any term, provision or covenant of this Lease (other than those listed above in this Section 19) and such non-compliance remains uncured upon the expiration of thirty (30) days after the date of delivery of written notice by Landlord to Tenant specifying the nature of such non-compliance, unless Tenant has commenced diligent efforts to comply with any such term, provision or covenant of this Lease during the first thirty (30) days after the date of Landlord’s notice to Tenant, is diligently pursuing its efforts to comply, and is unable to reasonably cure its default during the first thirty (30) day period, in which event Tenant shall receive an additional period of thirty (30) days to fully complete curing such default.

20. REMEDIES.

20.1 Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by Law, take any of the following actions:

20.1.1 Terminate this Lease. Terminate this Lease by giving Tenant written notice thereof, in which event, Tenant shall pay to Landlord the sum of (1) all Rent accrued hereunder through the date of termination, (2) all amounts due under Section 20.2, plus (3) an amount equal to (i) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the “Prime Rate” as published on the date this Lease is terminated by The Wall Street Journal, Southwest Edition, in its listing of “Money Rates”, minus (ii) the then present fair rental value of the Premises for such period, similarly discounted; Landlord and Tenant agree that in no event shall Section 20.1.1(ii) herein be greater than seventy-five percent (75%) of Section 20.1.1(i) herein; or

20.1.2 Terminate Tenant’s Right of Possession. Terminate Tenant’s right to possession of the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord the sum of (i) all Rent and other amounts accrued hereunder to the date of termination of possession, (ii) all amounts due from time to time under Section 20.1.1, plus (iii) all Rent and other sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to exclude or dispossess Tenant of the Premises shall be deemed to be taken under this Section 20.1.2. If Landlord elects to proceed under this Section 20.1.2, it may at any time elect to terminate this Lease under Section 20.1.1.

20.1.3 Lock Out. Additionally, without notice, Landlord may alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant. This Lease supersedes Section 93.003 of the Texas Property Code to the extent of any conflict.

20.1.4 Reletting of Premises. Landlord agrees, however, that in any instance in which Landlord has a duty to mitigate damages, Landlord shall attempt to mitigate damages resulting from an Event of Default and Landlord will conclusively be deemed to have done so if Landlord lists the Premises with a real estate broker or agent (which may be affiliated with Landlord), places a sign in a window of the Premises (which, Tenant agrees, Landlord is authorized to do), and considers in good faith all written proposals for such space made by such broker or agent. Landlord’s duty to act in good faith shall not be deemed to require Landlord to agree to any lease terms which it deems to be unacceptable; moreover, in no event will Landlord be obligated: (i) to solicit or entertain negotiations with any other prospective tenant(s) for the Premises until Landlord has obtained full and complete possession of the Premises, free of any claim by Tenant that it continues to have a right of occupancy with respect to the Premises, (ii) to expend monies for finish-out requested by a prospective tenant unless Landlord, in its sole but reasonable discretion, believes that the excess rent Landlord will receive and the credit of the prospective tenant support such a decision, (iii) to cause or allow an existing tenant of the Building to move from its existing space to all or any of the Premises, or (iv) to give preference to the Premises over other spaces in the Building, with regard to prospective tenants inquiring as to available space in the Building. In attempting to relet or actually reletting the Premises, Landlord may enter into a direct lease with the proposed replacement tenant and will not be deemed to be acting as Tenant’s agent. Landlord agrees that the rentals and other collections which Landlord may actually receive from a substitute tenant of the Premises, to the extent that any such rentals and/or other collections are attributable to any particular time period within the Term (and after reduction for all expenses incurred by Landlord in connection with such substitute tenant), will be credited against Tenant’s obligations for the same time period; however, Tenant understands and agrees that it will not be entitled to any additional credit (for example, if Landlord receives amounts during a particular time period in excess of Tenant’s obligations for the same time period, Landlord will not be required to credit such excess against Tenant’s obligations for any other time period).

20.2 Landlord’s Other Rights and Remedies. Upon any Event of Default, Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (1) obtaining possession of the Premises, (2) removing and storing Tenant’s or any other occupant’s property, (3) repairing, restoring, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant, (4) reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting), (5) performing Tenant’s obligations which Tenant failed to perform, and (6) enforcing, or advising Landlord of, its rights, remedies, and recourses. Landlord’s acceptance of Rent following an Event of Default shall not waive Landlord’s rights regarding such Event of Default. Landlord’s receipt of Rent with knowledge of any default by Tenant hereunder shall not be a waiver of such default, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless set forth in writing and signed by Landlord. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord’s rights regarding any future violation of such term or violation of any other term. If Landlord repossesses the

Premises pursuant to the authority herein granted, then Landlord shall have the right to (i) keep in place and use or (ii) remove and store, at Tenant’s expense, all of the furniture, trade fixtures, equipment and other personal property in the Premises, including that which is owned by or leased to Tenant at all times before any foreclosure thereon by Landlord or repossession thereof by any lessor thereof or third party having a lien thereon. Landlord may relinquish possession of all or any portion of such furniture, trade fixtures, equipment and other property to any person (a “Claimant”) who presents to Landlord a copy of any instrument represented by Claimant to have been executed by Tenant (or any predecessor of Tenant) granting Claimant the right under various circumstances to take possession of such furniture, trade fixtures, equipment or other property, without the necessity on the part of Landlord to inquire into the authenticity or legality of the instrument. Landlord may, at its option and without prejudice to or waiver of any rights it may have, (a) escort Tenant to the Premises to retrieve any personal belongings of Tenant and/or its employees not covered by Landlord’s statutory lien or the security interest described in Section 27 or (b) obtain a list from Tenant of the personal property of Tenant and/or its employees that is not covered by Landlord’s statutory lien or the security interest described in Section 27, and make such property available to Tenant and/or Tenant’s employees; however, Tenant first shall pay in immediately available funds all costs and estimated expenses to be incurred in connection with the removal of such property and making it available. The rights of Landlord herein stated in this Section 20 are cumulative and in addition to any and all other rights that Landlord has or may hereafter have at law or in equity, and Tenant hereby agrees that the rights herein granted Landlord are commercially reasonable.

20.3 Landlord’s Recapture Right. After Tenant’s vacation of the Premises and a resulting Event of Default under Section 19.3, Landlord shall have the option (without limiting Landlord’s other rights under this Lease) of terminating this Lease upon written notice to Tenant. If Landlord terminates this Lease as to all or any portion of the Premises, then this Lease shall cease for such portion of the Premises and Tenant shall pay to Landlord all Rent accrued through the cancellation date relating to the portion of the Premises covered by Landlord’s termination as hereinabove provided. Thereafter, Landlord’s termination will be without liability to Tenant.

20.4 Waiver of Service. To the extent permitted by applicable Law, Tenant hereby expressly waives the service of any notice of intention to re-enter provided for in any statute or of the institution of legal proceedings in connection therewith and Tenant, for and on behalf of itself and all parties claiming through or under Tenant, also waives any and all rights (a) of redemption provided by any law or statute now in force or hereafter enacted or otherwise, or (b) of re-entry or (c) of repossession or (d) to restore the operation of this Lease, if Tenant is dispossessed by a judgment or by warrant of any court or judge or in case of re-entry or repossession by Landlord or in case of any expiration or termination of this Lease. The terms “enter”, “re-enter”, “entry” or “re-entry”, as used in this Lease, are not restricted to their technical legal meanings.

20.5 Strict Performance. No failure by Landlord to insist upon Tenant’s strict performance of any covenant, agreement, term or condition of this Lease or to exercise any right or remedy available to Landlord by reason of an Event of Default, and no payment or acceptance of full or partial Rent during the continuance of any Event of Default, constitutes a waiver of any such Event of Default or of such covenant, agreement, term or condition.

20.6 Landlord’s Right to Enjoin Defaults or Threatened Defaults. In the event that Tenant commits, threatens to commit, acquiesces or threatens in acquiesce to any act or occurrence which, with the passage of time and/or the giving of notice, would constitute an Event of Default, Landlord is entitled to enjoin such act or acquiescence and has the right to invoke any rights and remedies allowed at law or in equity or by statute or otherwise, other remedies that may be available to Landlord notwithstanding.

21. LANDLORD’S DEFAULT AND LIMITATIONS OF LIABILITY.

21.1 DEFAULTS BY LANDLORD. If Landlord fails to perform any of its obligations hereunder within thirty (30) days after written notice from Tenant specifying such failure, Tenant shall have the right (but not the obligation) (i) to perform such obligation on Landlord’s account and Landlord shall reimburse Tenant upon demand for the reasonable and actual amount expended by Tenant in performing such obligation (including but not limited to reasonable attorneys’ fees and costs of collection); and (ii) to proceed with an action for damages. Tenant is granted no contractual right of termination by this Lease, except to the extent and only to the extent set forth in Section 11.1 and 16.

21.2 LIMITATIONS ON LIABILITY.

THE LIABILITY OF LANDLORD TO A TENANT PARTY FOR ANY DEFAULT BY LANDLORD AND THE LIABILITY OF A TENANT PARTY TO LANDLORD SHALL BE LIMITED TO ACTUAL AND DIRECT DAMAGES (EXCEPT AS HEREINAFTER PROVIDED WITH RESPECT TO TENANT). IN NO EVENT SHALL EITHER LANDLORD OR TENANT BE LIABLE TO THE OTHER FOR CONSEQUENTIAL OR SPECIAL DAMAGES BY REASON OF A FAILURE TO PERFORM (OR A DEFAULT) BY SUCH PARTY HEREUNDER OR OTHERWISE EXCEPT, WITH RESPECT TO TENANT, DUE TO HOLDOVER. EXCEPT FOR CLAIMS WHICH MAY BE COVERED BY INSURANCE, IF A TENANT PARTY SHALL RECOVER A MONEY JUDGMENT AGAINST LANDLORD, THE TENANT PARTY AGREES THAT SUCH MONEY JUDGMENT SHALL BE SATISFIED SOLELY BY LANDLORD’S INTEREST IN THE PREMISES AND BUILDING, AS THE SAME MAY THEN BE ENCUMBERED, AND LANDLORD, ITS MEMBERS, MANAGERS, AFFILIATES, PARTNERS, OFFICERS, DIRECTORS, SHAREHOLDERS, AND EMPLOYEES SHALL NOT BE LIABLE OTHERWISE FOR ANY OTHER CLAIM ARISING OUT OF OR RELATING TO THIS LEASE. IN THE EVENT TENANT OBTAINS A FINAL NONAPPEALABLE JUDGMENT AGAINST LANDLORD, BUT IS UNABLE TO COLLECT AFTER REASONABLE COLLECTION EFFORTS BECAUSE LANDLORD HAS NO EQUITY IN THE BUILDING, OR IS OTHERWISE JUDGMENT PROOF, TENANT, AT ITS OPTION, MAY OFFSET THE JUDGMENT AGAINST ITS RENTAL OBLIGATIONS HEREUNDER.

EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD, ITS AGENTS, EMPLOYEES OR CONTRACTORS, LANDLORD SHALL NOT BE LIABLE TO A TENANT PARTY FOR ANY CLAIMS, ACTIONS, DEMANDS, COSTS, EXPENSES, DAMAGE, OR LIABILITY OF ANY KIND ARISING FROM THE USE, OCCUPANCY OR ENJOYMENT OF THE PREMISES BY A TENANT PARTY OR AS A RESULT OF ANY LOSS OF OR DAMAGE TO PROPERTY OF TENANT OR OF OTHERS LOCATED IN THE PREMISES OR THE BUILDING BY REASON OF THEFT OR BURGLARY.

21.3 Waiver of Tenant Lien. Tenant waives any right which it may have to a lien against any portion of the interest of Landlord in the Premises pursuant to Section 91.004 of the Texas Property Code.

21.4 Examination of Lease; No Contract Until Execution by Parties. Submission by Landlord of this instrument to Tenant for examination or signature does not constitute a reservation of or option for lease. This Lease will be effective as a lease or otherwise only upon execution by both Landlord and Tenant and delivery to the parties. If Tenant is a corporation (including any form of professional association), limited liability company, partnership (general or limited), or other form of organization other than an individual, then each individual executing this Lease on behalf of Tenant hereby covenants, warrants and represents: (1) that such individual is duly authorized to execute and deliver this Lease on behalf of Tenant in accordance with the organizational documents of Tenant; (2) that this Lease is binding upon Tenant; (3) that Tenant is duly organized and legally existing in the state of its organization, and is qualified to do business in the State of Texas; (4) that upon written request, Tenant will provide Landlord with true and correct redacted copies of all organizational documents of Tenant, and any amendments thereto; and (5) that the execution and delivery of this Lease by Tenant will not result in any breach of, or constitute a default under, any mortgage, deed of trust, lease, loan, credit agreement, partnership agreement or other contract or instrument to which Tenant is a party or by which Tenant may be bound. If Tenant is a form of organization other than an individual, Tenant will, prior to the Commencement Date, deliver to Landlord written documentation reasonably satisfactory to Landlord evidencing the authority of an authorized representative of Tenant to enter into this Lease and bind Tenant to all of the obligations of Tenant under this Lease.

22. MORTGAGES.

22.1 Lease Subordinate to Mortgage. Simultaneously with the full execution of this Lease, Landlord shall obtain a non-disturbance agreement on Tenant’s behalf from the existing mortgagee, if any, on such mortgagee’s commercially reasonable standard form (and in recordable form). Provided the applicable mortgagee delivers to Tenant a non-disturbance agreement on such form agreeing that such mortgagee or any purchaser in a foreclosure sale shall recognize and be bound by the terms of this Lease upon a foreclosure or deed in lieu thereof (or termination of any such ground lease), this Lease shall be subject and subordinate to the provisions, operation and effect of said lien. As a condition to Tenant’s subordination for all future mortgagees, Landlord shall secure for and promptly deliver to Tenant such a non-disturbance agreement recognizing Tenant’s (and its designees’, assignees’ and subtenants’) rights under this Lease from each future mortgagee hereafter encumbering the Building. Subject to the foregoing requirements of this Section 22, this Lease shall be subordinate to any deed of trust, mortgage or other security instrument (a “Mortgage”) and any ground lease, master lease, or primary lease (a “Primary Lease”) that now or hereafter covers any portion of the Premises (the mortgagee under any Mortgage or the lessor under any Primary Lease is referred to herein as a “Superior Party ”), and to increases, renewals, modifications, consolidations, replacements, and extensions thereof. However, subject to the terms hereof, any Superior Party may elect to subordinate its Mortgage or Primary Lease (as the case may be) to this Lease by delivering written notice thereof to Tenant. The provisions of this Section 22 shall be self-operative, and no further instrument shall be required to effect such subordination; however, Tenant shall from time to time within fifteen (15) days after written request therefor, execute any instruments that may be reasonably required by any Superior Party to evidence the subordination of this Lease to any such Mortgage or Primary Lease. If Tenant fails to execute the same within such fifteen (15) day period, Landlord may execute the same as attorney-in-fact for Tenant.

22.2 Attornment. Subject to the terms of Section 22.1 above, Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party’s request, and shall execute such agreements confirming such attornment as such party may reasonably request. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail to any Superior Party whose address has been given to Tenant, and affording such Superior Party a reasonable opportunity to perform Landlord’s obligations hereunder.

22.3 No Superior Party’s Liability. Notwithstanding any such attornment or subordination of a Mortgage or Primary Lease to this Lease, a Superior Party shall not be bound by any amendment to which it did not consent in writing nor any payment of Rent made more than one month in advance.

23. ENCUMBRANCES.

23.1 No Liens. Tenant has no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind Landlord’s property or the interest of Landlord or Tenant in the Premises, Building or Land or to charge the rent for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs. Tenant shall timely pay or cause to be paid all sums due for any labor performed or materials furnished in connection with any work performed on the Premises by or at the request of Tenant. Notwithstanding the foregoing, Tenant shall give Landlord immediate written notice of the placing of any lien or encumbrance against the Premises, Building or Land.

23.2 Landlord’s Rights. In the event that Tenant shall not, within twenty (20) days following notification to Tenant of the imposition of any such lien, cause the same to be released of record by payment or the posting of a bond in amount, form and substance reasonable acceptable to Landlord, Landlord shall have, in addition to all other remedies provided herein and by Law, the right but not the obligation, to cause the same to be released by such means as it shall deem proper, including payment of or defense against the claim giving rise to such lien. Nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific improvement, alteration or repair of or to the Building or the Premises or any part thereof, nor as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any mechanic’s or other liens against the interest of Landlord in the Building, Land or the Premises. Nothing in this Section 23 modifies an Event of Default under Section 19.4 herein.

24. MISCELLANEOUS.

24.1 Laws; Affiliate; Tenant Party. Words of any gender used in this Lease shall include any other gender, and words in the singular shall include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way affect the interpretation of this Lease. The following terms shall have the following meanings: “Laws” shall mean all federal, state, and local laws, zoning ordinances, municipal regulations, rules, and regulations; all court orders, governmental directives, and governmental orders, all Environmental Laws (as defined below), all applicable laws, regulations and building codes governing nondiscrimination accommodations and commercial facilities, and all restrictive covenants affecting or applicable to Premises, the Building or the Land, and “Law” shall mean any of the foregoing; “Affiliate” shall mean any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with the party in question; “Tenant Party” or collectively the “Tenant Parties” shall include Tenant, any assignees claiming by, through, or under Tenant, any subtenants claiming by, through, or under Tenant, and any of their respective partners, directors, officers, shareholders, members, managers, affiliates, subsidiaries, parent entities, agents, contractors, employees, and invitees; and “Indemnified Parties” shall include Landlord any Superior Party, their respective successors, assigns, employees, agents, contractors, partners, directors, officers, members, managers, shareholders, parent entities, affiliates, subsidiaries, and designated property management company, if any (“Property Manager”). Whenever there is imposed on Landlord the obligation to use Landlord’s best efforts, commercially reasonable diligence, or reasonable efforts or diligence, Landlord will be required to exert those efforts or diligence only to the extent they are economically feasible, practicable, and reasonable under the circumstances and will not impose upon Landlord extraordinary financial or other burdens.

24.2 Joint and Several Liability. If there is more than one Tenant, then the obligations hereunder imposed upon Tenant shall be joint and several, whether or not Tenant’s obligations arise during the initial Term of this Lease, during any renewal or extension, or a holdover term or thereafter. If there is a Guarantor of Tenant’s obligations hereunder, then the obligations hereunder imposed upon Tenant shall be the joint and several obligations of Tenant and such Guarantor, and Landlord need not first proceed against Tenant before proceeding against such Guarantor nor shall any such Guarantor be released from its Guaranty for any reason whatsoever.

24.3 Landlord’s Assignment or Transfer. Landlord may transfer and assign, in whole or in part, its rights and obligations in the Building, Land, or Premises that are the subject to this Lease, in which case Landlord shall have no further liability hereunder except to the extent such liabilities accrued prior to the date of such transfer or assignment unless the transferee assumes the same in writing. Landlord will give Tenant prompt notice of any such assignment or transfer.

24.4 Force Majeure. Whenever a period of time is herein prescribed for action to be taken by Landlord or Tenant, the party taking the action shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental actions or inactions or Laws, or any other causes of any kind whatsoever which are beyond the control of such acting party; provided, however, in no event shall the foregoing apply to the financial obligations of Tenant under this Lease, including, without limitation, Tenant’s obligation to promptly pay Base Rent, Additional Rent, reimbursements or any other amount payable to Landlord as well as Tenant’s obligation to maintain insurance hereunder.

24.5 Certificate of Occupancy; Financial Statements; Estoppel Certificates. Tenant shall, from time to time but not more than once in any given twelve (12) month period except in the event of a potential sale or refinancing, within fifteen (15) days after written request of Landlord, deliver to Landlord or Landlord’s designee, an authentic copy of the then current certificate of occupancy for the Premises, audited financial statements for itself and any Guarantor of its obligations hereunder (if any) and an estoppel certificate in the form attached hereto as Exhibit E stating that this Lease is in full effect, the date to which Rent has been paid, the unexpired Term and such other factual matters pertaining to this Lease as may be requested by Landlord. Tenant’s obligation to furnish the above-described items in a timely fashion is a material inducement for Landlord’s execution of this Lease. If Tenant fails to execute any such estoppel certificate within such fifteen (15) day period, Tenant shall pay Landlord a late fee of One Hundred Dollars ($100.00) per day for each day such estoppel certificate is not delivered past the fifteen (15) day period.

24.6 Entire Agreement/Exhibits. This Lease constitutes the entire agreement of Landlord and Tenant with respect to the subject matter of this Lease, and contains all of the covenants and agreements of Landlord and Tenant with respect thereto. Landlord and Tenant each acknowledge that no representations, inducements, promises or agreements, oral or written, have been made by Landlord or Tenant, or anyone acting on behalf of Landlord or Tenant, which are not expressly contained herein, and any prior agreements, promises, negotiations, or representations not expressly set forth in this Lease are of no effect. This Lease may not be altered, changed or amended except by an instrument in writing signed by both parties hereto. Landlord and Tenant agree to the terms of all exhibits and attachments attached hereto, which are incorporated herein by this reference. A list of all such exhibits and attachments follows.

Exhibit A -	Legal Description of Land
Exhibit B -	Reserved
Exhibit C -	Americans With Disabilities Act and Texas Architectural Barriers Act
Exhibit D -	Rules and Regulations
Exhibit E -	Form Estoppel Certificate
Exhibit F -	Renewal Option
Exhibit G -	Purchase Option

24.7 Survival of Indemnities and Obligations. Each indemnity agreement and hold harmless agreement contained herein shall survive the expiration or termination of this Lease. Additionally, all obligations of either party hereunder not fully performed by the end of the Term shall survive, including, without limitation, all payment obligations with respect to Taxes and insurance and all obligations concerning the condition and repair of the Premises.

24.8 Severability. If any provision of this Lease is illegal, invalid or unenforceable, then the remainder of this Lease shall not be affected thereby.

24.9 Effective Date, Counterparts and Electronic Execution. All references in this Lease to “Effective Date” or similar references shall be deemed to mean the later of the date(s) set forth under the signature blocks of the parties on the signature page of this Lease. If one party fails to place a date under its signature on the signature page, the Effective Date of this Lease will be the date set forth under the other party’s signature. This Lease may be executed in any number of identical counterparts, each of which is considered an original, but together are one agreement. Delivery of an executed counterpart of this Lease by facsimile, electronic mail or other electronic means shall be binding upon the party so delivering.

24.10 Brokerage Commissions. Tenant and Landlord represent and warrant to each other that each has had no dealings with any real estate broker, agent or site finder (a “Broker”, or in the plural, “Brokers”) in connection with the negotiation of this Lease and that each party knows of no Broker who is or might be entitled to a real estate commission, fee or other compensation in connection with the Lease. Tenant and Landlord agree to indemnify, defend and hold the other party harmless from and against, and to reimburse each other for and with respect to, any liability or claim, whether meritorious or not, including without limitation, any costs, expenses, attorneys’ fees and other liability resulting therefrom, asserted by one or more Brokers, which liability or claim arises by, through or as a result of the actions of the indemnifying party.

24.11 Confidentiality. The terms and conditions of this Lease are confidential and Tenant shall not disclose the terms of this Lease to any third party except as may be required by Tenant’s auditors, attorneys, and other business professionals in connection with the operation of Tenant’s business, as may be required by Law, or as may be necessary to enforce its rights hereunder.

24.12 Interest. Tenant shall pay interest on all past-due Rent from the date due until paid at the lower of 12% per annum or the maximum lawful rate. In no event, however, shall the charges permitted under this Section 24.12 or elsewhere in this Lease, to the extent they are considered to be interest under applicable Law, exceed the maximum lawful rate of interest.

24.13 Time. Time is of the essence of all obligations of Tenant in this Lease. Whenever a period of days is specified in this Lease, such period shall refer to calendar days unless otherwise expressly stated in this Lease.

24.14 Attorneys’ Fees. In the event of the filing of any legal action or proceeding brought by either party against the other arising out of this Lease, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred in such action (including, without limitation, all costs of appeal) and such amount shall be included in any judgment rendered in such proceeding.

24.15 Choice of Law and Exclusive Venue. THIS LEASE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCEPT AS SUCH LAWS ARE PREEMPTED BY APPLICABLE FEDERAL LAW, WITHOUT REGARD TO ANY CONFLICT OF LAWS RULE OR PRINCIPLE WHICH MIGHT REFER THE CONSTRUCTION OR ENFORCEMENT OF THIS LEASE TO THE LAWS OF ANOTHER JURISDICTION. JURISDICTION AND VENUE FOR ANY ACTION HEREUNDER SHALL BE EXCLUSIVELY IN COLLINS COUNTY, TEXAS EITHER IN TEXAS STATE DISTRICT COURT OR IN FEDERAL DISTRICT COURT, NORTHERN DISTRICT OF TEXAS.

24.16 Waiver of Right to Trial By Jury. TENANT AND LANDLORD EACH: (1) AGREE NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING OUT OF THIS LEASE OR THE RELATIONSHIP BETWEEN THE PARTIES AS TENANT AND LANDLORD THAT CAN BE TRIED BY A JURY; AND (2) WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO SUCH ISSUE TO THE EXTENT THAT ANY SUCH RIGHT EXISTS NOW OR IN THE FUTURE. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN BY EACH PARTY, KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COMPETENT LEGAL COUNSEL.

24.17 Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than any installment or payment of Rent due shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or any letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or payment of Rent or pursue any other remedies available to Landlord. No receipt of money by Landlord from Tenant after the termination of this Lease or Tenant’s right of possession of the Premises shall reinstate, continue or extend the Term.

24.18 Independent Covenants. Each term, covenant, agreement, obligation or other provision of this Lease on Tenant’s part to be performed shall be deemed and construed as a separate and independent covenant of Tenant, not dependent upon any of the other terms of this Lease.

24.19 No Partnership. This Lease is not to be construed as creating a partnership or joint venture between the parties, it being the intention of the parties only to create a landlord and tenant relationship.

24.20 Authority. Each of Landlord and Tenant represents and warrants that each individual executing this Lease on behalf of such entity is duly authorized to execute and deliver this Lease on behalf of such entity.

24.21 Waiver of DTPA. Tenant hereby represents and warrants that (a) Tenant is not in a significantly disparate bargaining position with respect to this Lease, and (b) Tenant has been represented by legal counsel of its own selection with respect to this Lease and such legal counsel has not been directly or indirectly identified, suggested or selected by Landlord or an agent of Landlord; and accordingly:

WAIVER OF CONSUMER RIGHTS

TENANT WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF TENANT’S OWN SELECTION, TENANT VOLUNTARILY CONSENTS TO THIS WAIVER.

24.22 Terrorism.

24.22.1 Neither Tenant nor its Affiliates are in violation of any Laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001, (the “Executive Order”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”).

24.22.2 Neither Tenant nor its Affiliates is a “Prohibited Person,” which is defined as follows: (i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of the Executive Order and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism; (ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering Law, including the Executive Order and the Patriot Act; (iv) a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; (v) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; and (vi) a person or entity who is affiliated with a person or entity listed above.

24.22.3 Neither Tenant nor any of its Affiliates is or will, knowingly (i) conduct any business or engage in any transaction or dealing with any Prohibited Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order or the Patriot Act.

24.22.4 Tenant hereby acknowledges and agrees that Tenant or its Affiliates being a Prohibited Person at any time during the Term of this Lease shall be an Event of Default. Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity that is a Prohibited Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be an Event of Default.

25. NOTICES. Each provision of this instrument or of any applicable Laws and other requirements with reference to the sending, mailing or delivering of notice or the making of any payment hereunder shall be deemed to be complied with, when and if, the following steps are taken.

25.1 Rent Payments to Landlord. All Rent shall be payable to Landlord at the “Landlord’s Address for Payments” set forth in the Basic Lease Information or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith.

25.2 Payments to Tenant. All payments required to be made by Landlord to Tenant hereunder shall be payable to Tenant at the Premises, or at such other address within the continental United States as Tenant may specify from time to time by written notice delivered in accordance herewith.

25.3 Written Notices. All notices and other communications given pursuant to this Lease shall be in writing (unless otherwise expressly provided for herein) and shall be (a) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested or deposited with a nationally-recognized overnight courier, and addressed to the parties hereto at the address specified in the Basic Lease Information, (b) hand delivered to the intended address, or (c) sent by facsimile transmission followed by a confirmatory letter by one of the foregoing means. Notice sent by certified mail, postage prepaid, shall be effective five (5) business days after being deposited in the United States Mail; notices by overnight courier shall be effective one business day after the day deposited with such courier; and all other notices shall be effective upon delivery to the address of the addressee. The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

25.4 Multiplicity. If and when included within the term “Tenant,” as used in this instrument, there is more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of a notice specifying an individual at a specific address within the continental United States for the receipt of notices and payments to Tenant. All parties included within the terms “Landlord” and “Tenant,” respectively, shall be bound by notices given in accordance with the provisions of this Section 25 to the same effect as if each had received such notice.

26. HAZARDOUS WASTE.

26.1 Definitions. For purposes of this Lease, “Hazardous or Toxic Materials” shall mean all materials, substances, wastes and chemicals classified, defined, listed or regulated as, or containing, a “hazardous substance,” “hazardous waste,” “toxic substance,” “pollutant,” “contaminant,” “oil,” “hazardous material,” solid waste,” and/or “regulated substance” under any Environmental Law. As used herein, the term “Environmental Laws” shall mean any and all statutes, rules, regulations, ordinances, orders, permits, licenses, and other applicable legal requirements, relating directly or indirectly to human health or safety or the environment, or the presence, handling, treatment, storage, disposal, recycling, reporting, remediation, investigation, or monitoring of hazardous or toxic materials.

26.2 Prohibited Uses. Tenant shall not incorporate into, use, release, conduct any activity that will produce, or otherwise place or dispose of at, in, under or near the Premises, the Building or the Land any Hazardous or Toxic Materials. Tenant shall not (1) occupy or use the Premises, nor permit any portion of the Premises to be occupied or used (i) except in compliance with all Laws, ordinances, governmental or municipal regulations, and orders, including without limitation Environmental Laws, or (ii) in a manner which may be dangerous to life, limb or property; (2) cause or permit anything to be done which would in any way increase the rate of fire, liability, or any other insurance coverage on the Premises, the Building, or its contents; (3) use the Premises or any portion as a landfill or dump; (4) install any underground tanks of any kind; (5) permit any Hazardous or Toxic Materials to be brought onto the Premises except as permitted by Section 26.3 below; or (6) allow any surface or subsurface conditions to exist or come into existence that constitute or may, with the passes of time constitute a public or private nuisance.

26.3 Permissive Uses. Tenant may use and temporarily store cleaning and office supplies used in the ordinary course of Tenant’s business and then only if (1) such materials are in small quantities, properly labeled and contained, and (2) such materials are used, transported, stored, handled and disposed of off-site at properly authorized facilities in accordance with the highest accepted industry standards for safety, storage, use and disposal and in accordance with all applicable Laws, including without limitations, all Environmental Laws, as defined below.

26.4 Landlord’s Rights and Obligations. Landlord represents that to the best of its knowledge and belief (but without any independent investigation) there are no Hazardous Materials on, in or under the Premises, Land or Building. LANDLORD SHALL INDEMNIFY TENANT AND HOLD IT HARMLESS AGAINST ANY CLAIMS, DAMAGES, LOSSES OR LIABILITIES (INCLUDING REASONABLE ATTORNEY’S FEES) INCURRED BY TENANT AND ARISING FROM ANY BREACH OF THE FOREGOING REPRESENTATION. Landlord shall have the right to periodically inspect, take samples for testing and otherwise investigate the Premises for the presence of Hazardous or Toxic Materials.

26.5 Remediation.

26.5.1 Tenant’s Obligations. If Tenant ever has knowledge of the presence in the Premises or the Building or the Land of Hazardous or Toxic Materials that affect the Premises, Tenant shall notify Landlord thereof in writing promptly after obtaining such knowledge. If at any time during or after the term, the Premises, Land or Building are found to have Hazardous or Toxic Materials in, on or under them, except for such conditions that were caused by the acts or omissions of Landlord prior to the Commencement Date, or to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors, then Tenant shall promptly, diligently, and expeditiously investigate, clean up, remove and dispose of the material causing the violation, in compliance with all applicable governmental standards, Laws, rules and regulations, including without limitation, applicable Environmental Laws and the then prevalent industry practice and standards, and Tenant shall repair any damage to the Premises or the Building or the Land as soon as practicable. Tenant shall notify Landlord in advance of its method, time and procedure for any investigation, remediation or monitoring of Hazardous or Toxic materials, and Landlord shall have the right to require reasonable changes in such method, time or procedure as Landlord considers appropriate to prevent interference with any use, occupancy, care, appearance or maintenance of the Land or the Building, or the Premises or to require the same to be done after normal business hours. Under no circumstances shall any remediation by Tenant leave any Hazardous or Toxic Materials at, in, or under the Premises, the Land, or the Building without first obtaining the prior written consent of Landlord.

26.5.2 Landlord’s Rights. Notwithstanding the foregoing, Landlord shall have the right, but not the obligation, to perform the work described in Section 26.5.1 and, except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors, all reasonable and actual costs and expenses associated therewith shall be due and payable by Tenant upon demand.

26.6 [Intentionally omitted]

26.7 TENANT’S INDEMNITY. TENANT AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE INDEMNIFIED PARTIES FROM AND AGAINST ALL OBLIGATIONS (INCLUDING REMOVAL AND REMEDIAL ACTIONS), LOSSES, CLAIMS, SUITS, JUDGMENTS, LIABILITIES (INCLUDING WITHOUT LIMITATION STRICT LIABILITIES), PENALTIES, DAMAGES COSTS AND EXPENSES (INCLUDING ATTORNEYS’ AND CONSULTANTS’ FEES AND EXPENSES) OF ANY KIND OR NATURE WHATSOEVER THAT MAY AT ANY TIME BE INCURRED BY, IMPOSED ON OR ASSERTED AGAINST THE INDEMNIFIED PARTIES DIRECTLY OR INDIRECTLY BASED ON, OR ARISING OUT OF OR RESULTING FROM (1) THE ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS OR TOXIC MATERIALS ON, AT, IN, UNDER FROM OR NEAR THE PREMISES, THE BUILDING, OR THE LAND WHICH IS CAUSED OR PERMITTED BY A TENANT PARTY OR AT THE DIRECTION OR PERMISSION OF A TENANT PARTY AND/OR (2) OPERATION OR USE OF THE PREMISES DURING THE TERM OF THIS LEASE, (3) NON-COMPLIANCE WITH ENVIRONMENTAL LAWS, OR THE CONDUCT OF OBLIGATIONS HEREUNDER, BY A TENANT PARTY, OR AT THE DIRECTION OR PERMISSION OF A TENANT PARTY, AND/OR (4) A BREACH OF TENANT’S OBLIGATIONS UNDER THIS SECTION 26.

26.8 Survival. The provisions of this Section 26 shall survive the Expiration Date or earlier termination of this Lease.

27. LANDLORD’S LIEN. Landlord hereby waives any lien rights which it may otherwise have concerning Tenant’s property, which shall include furniture, fixtures, equipment, any and all equipment and/or supplies utilized by Tenant in its business operations (“Tenant’s Property”), and Tenant shall have the right, subject to the terms of this Lease, to remove the same at any time without Landlord’s consent. Tenant shall not file this Lease or any memorandum thereof in the real property records of Collins County, Texas or any other jurisdiction.

28. TENANT’S ACKNOWLEDGEMENTS. TENANT ACKNOWLEDGES THAT (1) IT HAS INSPECTED AND ACCEPTS THE PREMISES IN ITS “AS-IS, WHERE IS” WITH ALL FAULTS CONDITION EXCEPT FOR, SUBJECT TO THE PROVISIONS OF SECTION 1.3, LATENT DEFECTS, (2) THE BUILDINGS AND IMPROVEMENTS COMPRISING THE SAME ARE SUITABLE FOR THE PURPOSE FOR WHICH THE PREMISES ARE LEASED AND LANDLORD HAS MADE NO WARRANTY, REPRESENTATION, COVENANT, OR AGREEMENT WITH RESPECT TO THE MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PREMISES, (3) THE PREMISES ARE IN GOOD AND SATISFACTORY CONDITION, (4) EXCEPT AS EXPRESSLY SET FORTH IN THE LEASE, NO REPRESENTATIONS AS TO THE STATE OF REPAIR OF THE PREMISES, NOR PROMISES (EXPRESS OR IMPLIED) TO ALTER, REMODEL OR IMPROVE THE BUILDING OR PREMISES OR ANY OTHER PART OF THE LAND HAVE BEEN MADE BY LANDLORD, (5) EXCEPT AS EXPRESSLY SET FORTH IN THE LEASE, THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESSED, IMPLIED OR STATUTORY, THAT EXTEND BEYOND THE DESCRIPTION OF THE PREMISES, AND (6) NO RIGHTS, EASEMENTS OR LICENSES ARE ACQUIRED BY TENANT BY IMPLICATION OR OTHERWISE HEREUNDER, EXCEPT AS EXPRESSLY SET FORTH IN THIS LEASE.

[Remainder of Page Intentionally Blank.

Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Lease to be effective on the later of the date(s) set forth under the signature blocks of the parties below as also defined in Section 24.9 (the “Effective Date”). If one party fails to place a date under its signature, the Effective Date of this Lease will be the date set forth under the other party’s signature.

LANDLORD:

, a

By:
Name:
Title:

Date signed:

TENANT:

, a

By:
Name:
Title:

Date signed:

1

EXHIBIT A

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Commercial Lease Agreement

LEGAL DESCRIPTION OF LAND

EXHIBIT B

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Commercial Lease Agreement

Reserved

EXHIBIT C

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Commercial Lease Agreement

AMERICANS WITH DISABILITIES ACT

AND TEXAS ARCHITECTURAL BARRIERS ACT

Subject to any changes in either Act, Tenant agrees to comply with all requirements of the Americans With Disabilities Act of 1990, as amended (Public Law 101-336 {July 26, 1990}) (“ADA”) and the Texas Architectural Barriers Act, as amended (Article 9102, Tex. Rev. Civ. St. {1990}) (“TABA”) applicable to the Premises to accommodate its employees, invitees and customers. Subject to Landlord’s construction of the Initial Improvements under Exhibit B in compliance with the ADA and TABA in effect as of the Commencement Date, Tenant acknowledges that it shall otherwise be wholly responsible for any accommodations or alterations which need to be made to the Premises. No provision in this Lease should be construed in any manner as permitting, consenting to or authorizing Tenant to violate requirements under either such Act and any provision to the Lease which could arguably be construed as authorizing a violation of either Act shall be interpreted in a manner which permits compliance with such Act and is hereby amended to permit such compliance.

[Remainder of Page Intentionally Blank.]

EXHIBIT D

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Commercial Lease Agreement

RULES AND REGULATIONS

The following rules and regulations shall apply to the Premises, the Building, the Land and the appurtenances thereto:

1.	Plumbing, fixtures and appliances shall be used only for the purposes for which designed, and no sweeping, rubbish, rags or other unsuitable material shall be thrown or deposited therein. Damage resulting to any such fixtures or appliances from misuse by Tenant or its agents, employees or invitees, shall be paid by Tenant, and Landlord will not in any case be responsible therefor.

2.	No signs or advertisements shall be painted or affixed to the roof or front of the Building without the prior written consent of Landlord.

3.	All damages to the Building caused by the installation or removal of any personal property or fixtures of Tenant, or done by Tenant or its agents while in the Building, shall be repaired at the expense of Tenant.

4.	No birds, pets or animals shall be brought into or kept in, on or about any tenant’s Premises with the exception of service animals. No portion of the Premises or the Building shall at any time be used or occupied as sleeping or lodging quarters.

5.	Tenant shall keep the Premises neat and clean.

6.	Tenant shall not make or permit any improper, objectionable or unpleasant noises or odors in the Building. Smoking of cigarettes, cigars, and all tobacco products is prohibited within the Building.

7.	Tenant shall not use or keep in the Building any flammable or explosive fluid or substance, except reasonable quantities of standard oil and gas supply materials in strict accordance with applicable Laws.

8.	Landlord will not be responsible for lost or stolen personal property, money or jewelry from the Premises.

9.	Tenants will refer all contractors, contractors’ representatives and installation technicians to Landlord for Landlord’s supervision, approval and control before the performance of any material construction and repair services. This provision will apply to all material work performed on the Premises and in the Building including but not limited to installations affecting the Building, Building Systems and all installations of every nature affecting the foundation, structure, roof, floors, walls, windows, ceilings, and any other physical portion of the Building and the Premises.

10.	Should a tenant require telegraphic, telephonic, enunciator or other communication service, Landlord will direct the electrician where and how wires are to be introduced and placed and none will be introduced or placed except as Landlord will direct.

11.	Tenant shall give immediate notice to Landlord in case of any known emergency at the Premises, Building, or Land.

12.	Tenant shall keep doors to unattended areas locked and shall otherwise exercise reasonable precautions to protect its property from theft, loss or damage. Landlord shall not be responsible for the theft, loss or damage of any property or for any error with regard to the exclusion from or admission to the Premises or the Building of any person. In case of invasion, mob, riot or public excitement, Landlord reserves the right to prevent access to the Premises or the Building during the continuance of same by closing the doors or taking other measures for the safety of Tenant and protection of the Premises or the Building and property or persons therein.

13.	All keys shall be returned to Landlord upon the termination of this Lease and Tenant shall give to Landlord the explanations of the combinations of all safes, vaults and combination locks remaining with the Premises. Tenant shall provide Landlord with keys to all doors in the Building and Tenant shall not change the locks without the prior approval of Landlord. Landlord may at all times keep a pass key to the Premises. All entrance doors to the Premises shall be left closed at all times and left locked when the Premises are not in use.

14.	Tenant shall not place, install or operate on the Premises or in any part of the Building, any stove or cook therein, or place or use in or about the Premises any explosives, gasoline, kerosene, oil, acids, caustics, or any flammable or hazardous materials without written consent of Landlord.

15.	Landlord reserves the right to rescind any of these Rules and Regulations and to make such other further Rules and Regulations as in its reasonable judgment will from time to time be needful for the safety, protection, care and cleanliness of the Premises, Building, and the Land the operation thereof, the preservation of good order therein and the protection of Tenants and its agents, employees, licensees and invitees, which Rules and Regulations, when made and written notice thereof given to Tenant, will be binding upon Tenant in like manner as if originally set forth herein.

[Remainder of Page Intentionally Blank.]

EXHIBIT E

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Commercial Lease Agreement

FORM ESTOPPEL CERTIFICATE

The undersigned,                     , a                      (“Tenant”), tenant under that certain Commercial Lease Agreement dated as of October     , 2014 (“Lease”), between Tenant and                              , a                             , as landlord (“Landlord”), hereby certifies as follows:

1. All capitalized terms not otherwise defined in this Estoppel Certificate (this “Certificate”) shall have the meaning given to them in the Lease.

2. The Premises (the “Premises”) is described in the Basic Lease Provisions of the Lease and is located on the Property at                             ,                             , Texas.

3. The Lease is in full force and effect and has not been modified or amended in any respect except by amendments dated                              (copies of which are attached hereto).

4. The Lease has not been assigned, encumbered, subleased or transferred by Tenant in any manner other than as follows:                                                                                                                                                    .

5. The Commencement Date of the Lease is             , 2014 and the termination date of the Lease is                     . There are no options to extend the term of the Lease beyond such termination date [CONFIRM RENEWALS other than two (2) additional terms of five (5) years each.]

6. The present monthly rental under the Lease is $            . The sum of $            , representing one (1) month’s Base Rent, has been paid in advance.

7. The Security Deposit held by Landlord under the Lease is $            .

8. Base Rent under the Lease has been paid through the month of                     . Tenant is responsible for paying all of the Triple Net Expenses under the Lease and such payments that are due have been paid as of the date of this Certificate.

9. Tenant has accepted the Premises without condition or qualification of any kind except as otherwise specifically provided in the Lease and to the best of Tenant’s knowledge Landlord has completed and complied with all conditions of such acceptance.

10. To the best knowledge of Tenant, neither it nor Landlord is in default (or will be in default following the delivery of notice, the passage of time, or both) or claims a default by the other under the Lease, or has any currently outstanding claims, defenses, or rights of offset against payment of Rent under the Lease, except as follows:                                              .

11. Tenant acknowledges that Landlord has the right to assign the Lease and the Rent thereunder and to sell, assign, transfer, mortgage or otherwise encumber the Property without the consent of Tenant, subject to the notice requirements and other limitations contained in the Lease.

12. Tenant makes this statement for the benefit and protection of Landlord and                      with the understanding that Landlord and                      intend to rely on this statement in connection with                                         .

IN WITNESS WHEREOF, this Certificate has been executed and delivered by the authorized officers or representatives of the undersigned as of             , 20    .

TENANT

, a

By:

Name:
Title:

[NOT FOR EXECUTION – SAMPLE ONLY]

EXHIBIT F

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Commercial Lease Agreement

RENEWAL OPTION

(a) Provided that as of the time of the giving of the “Renewal Notice” and the “Commencement Date of the Renewal Term” (as such terms are defined below), no Event of Default exists, or would exist but for the passage of time or the giving of notice, or both; then Tenant shall have the right and option (such option is hereinafter called the “Renewal Option) to extend the Term of the Lease for one additional term of three (3) years (such additional term is hereinafter called the “Renewal Term”) commencing on the day following the expiration of the initial Term (hereinafter referred to as the “Commencement Date of the Renewal Term”). Tenant must give Landlord notice (hereinafter called the “Renewal Notice”) of its election to extend the Term at least six (6) months, but not more than twelve (12) months, prior to the scheduled Expiration Date of the Term.

(b) Beginning on the Commencement Date of the Renewal Term, (such day, and each anniversary thereof, as applicable, the “RT Adjustment Date”), the Base Rent shall be adjusted to be an amount equal to the annual Base Rent in effect during the last Lease Year of the initial Term (i.e. $3,000,000) multiplied by the CPI Increase. The Base Rent, as adjusted in the manner set forth in the previous sentence, shall be payable, in advance in equal monthly installments by Tenant and the adjusted amount of Base Rent shall remain in effect for all twelve months of each such Lease Year until the Base Rent is adjusted again on the next succeeding RT Adjustment Date by the CPI Increase. The Base Rent, as adjusted in the manner set forth in the previous sentence, shall be payable monthly by Tenant and this adjusted amount of Base Rent shall remain in effect for all twelve months of each such Lease Year until the Base Rent is adjusted again on the next succeeding RT Adjustment Date.

(c) Except for the Base Rent as determined above, Tenant’s occupancy of the Premises during any Renewal Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the previous Term; provided, however, except as stated in this Exhibit F, Tenant shall have no further or additional right to extend the Term of the Lease or to receive any allowances, credits or abatements or options to expand, contract, renew or extend the Lease.

(d) If Tenant does not send the Renewal Notice within the period set forth in Section (a), Tenant’s right to extend the Term shall automatically terminate. Time is of the essence as to the giving of the Renewal Notice.

(e) Landlord shall have no obligation to refurbish or otherwise improve the Premises for any Renewal Term or provide any work allowance or any other rent concession. The Premises shall be tendered on the Commencement Date of the Renewal Term in “AS-IS” condition.

(f) If the Lease is extended for any Renewal Term, then Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the renewal of the Term of the Lease and the other provisions applicable thereto.

(g) If Tenant exercises its right to extend the Term of the Lease for any Renewal Term pursuant to this Exhibit F, the word “Term” as used in this Lease, shall be construed to include, when practicable, the Renewal Term; provided, however, if Tenant exercises the Purchase Option (as defined in Exhibit G); any exercise of the Renewal Option shall be null and void and the terms of this Exhibit F shall be null and void.

EXHIBIT G

to

Commercial Lease Agreement

PURCHASE OPTION

(a) Exercise of Option. Provided no Event of Default has occurred and is continuing hereunder, Tenant shall have the option (the “Purchase Option”) to purchase the Premises for the Purchase Price (as defined below). Tenant may exercise such option to purchase during the Term by (i) opening an escrow (the “Escrow”) by depositing a copy of this Lease with a national title company reasonably acceptable to Landlord (“Escrow Holder”), (ii) giving written notice (the “Option Exercise Notice”) to Landlord of such deposit with Escrow Holder not later than thirty (30) days prior to the date specified in the Option Exercise Notice for the closing of the purchase, which closing date shall not be sooner than (six (6) months prior the expiration of the initial term nor later than the initial scheduled Expiration Date of the Term and (iii) providing a deposit of $            [10% of Purchase Price] to Escrow Holder (the “Deposit”). In the event that Tenant shall properly exercise such option, then the purchase shall be consummated on the date specified in the Option Exercise Notice, provided that Landlord and Tenant shall each have the right to postpone the same by up to thirty (30) days (such date, as the same may be so postponed, the “Outside Closing Date”). For the purposes hereof, the “Purchase Price” shall, subject to the adjustments contained herein, be an amount equal to the greater of (i) 90% of Landlord’s (or its Affiliate’s) cost to construct the Premises and costs of ownership through the Close of Escrow (as defined below) and (ii) 90% of the fair market value of the Premises (i) assuming that the Premises are unencumbered by this Lease and (ii) valuing the Premises for their highest and best use. If the Purchase Price has not been agreed upon as of the Outside Closing Date, the Outside Closing Date (and if necessary the Term of the Lease) same shall be extended for a reasonable period of time pending agreement as to the Purchase Price.

(b) Default. If following a valid and proper exercise of the Purchase Option, Tenant fails to complete the purchase in accordance with the terms hereof, then, at Landlord’s option and without limiting its other rights and remedies hereunder, at law or in equity, such option shall lapse and Landlord may terminate the purchase contract formed by Tenant’s exercise of such option and the Escrow by giving written notice thereof to Tenant and Escrow Holder, whereupon the Escrow shall be cancelled, all documents (if any) deposited with Escrow Holder shall be returned to the respective parties who deposited them, Landlord may retain the Deposit as liquidated damages, and Tenant shall pay all title and escrow cancellation charges and the Lease shall continue in full force and effect.

(c) Escrow. Escrow shall be deemed open when a copy of this Lease is delivered to Escrow Holder as provided in clause (a) above. Tenant and Landlord each shall execute, deliver and be bound by such further escrow instructions or other instruments as may be reasonably requested by the other party or by Escrow Holder from time to time, so long as the same are consistent with the provisions of this Lease in order to effectuate the Purchase Option and Close of Escrow. Subject to the terms hereof, escrow shall close on or before the Outside Closing Date. As used herein, the term “Close of Escrow” shall mean the time and date that the Deed (as defined below) is recorded in the appropriate records of the county in which the Premises are located (or, if deeds are not customarily recorded on the day of closing in the county, then the date and time that such deed is delivered or deemed delivered to Tenant). Upon the Close of Escrow, the Lease shall be void and of no further force and effect except for matters accrued and unsatisfied as of the Close of Escrow and the indemnity obligations of Landlord and Tenant under the Lease, each of which shall survive the Close of Escrow for a period of one (1) year.

(d) No Financing or other contingencies. In no event shall Landlord have any obligation to provide any financing to Tenant or any other person or entity for the purchase of the Premises and the purchase of the Premises shall not be contingent on any matter whatsoever (other than Landlord’s delivery of the Deed, as required hereunder).

(e) Payment of Costs. Any and all costs incurred by any party in connection with the exercise of the Purchase Option, the consummation or financing of any purchase of the Premises as contemplated by this Exhibit G (including, but not limited to, costs of title insurance, transfer taxes, mortgage recording taxes, recording fees, and escrow fees) shall be paid by Tenant. Landlord shall be responsible for the payment of its attorneys’ fees and any applicable transfer tax that is the primary responsibility of the grantor.

(f) Purchase of the Premises. If Tenant purchases the Premises from Landlord as provided in this Exhibit G, Landlord shall, upon receipt from Tenant of the Purchase Price, together with full payment of any unpaid Rent due and payable with respect to any period ending on or before the Close of Escrow, deliver to Tenant an appropriate special or limited warranty deed conveying the entire interest of Landlord in and to the Premises (a “Deed”) to Tenant free and clear of all encumbrances other than (i) those that Tenant has agreed hereunder to pay or discharge; (ii) those mortgage liens, if any, which Tenant has agreed in writing to accept and to take title subject to; (iii) those liens and encumbrances that were in effect on the Commencement Date; and (iv) any other encumbrances permitted hereunder to be imposed the Premises that are assumable at no cost to Tenant or to which Tenant may take subject without cost to Tenant or material interference with the use or operations of the Premises as permitted hereunder. The Purchase Price, less the total amount of the encumbrances assumed or taken subject to which can be satisfied by the payment of money, shall be paid to Landlord or as Landlord may direct in immediately available funds. All reasonable out-of-pocket expenses of such conveyance, including the cost of title insurance, reasonable attorneys’ fees incurred by Landlord in connection with such conveyance and release, transfer taxes and recording and escrow fees, shall be paid by Tenant.

(g) Landlord’s Election of 1031 Exchange. If Tenant purchases the Premises from Landlord as provided in this Exhibit G, Landlord may elect to sell the Premises to Tenant in the form of a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (“1031 Exchange”). In the event that Landlord shall so elect, Landlord shall give written notice to Tenant and the Escrow Holder of such election and the following shall apply:

(i) Landlord may attempt to identify before the Close of Escrow other property that qualifies as “like-kind” property for a 1031 Exchange (the “Target Property”) by giving written notice to Tenant and the Escrow Holder and identifying to the Escrow Holder the Target Property prior to the Close of Escrow.

(ii) If Landlord has not so identified the Target Property before the closing, then Landlord shall proceed with the closing unless Landlord at its option enters into an exchange agreement with an accommodation party (“Accommodator”) in order to facilitate a non-simultaneous exchange. If an Accommodator is so designated, Landlord shall cause the Accommodator (A) to acquire title to the Premises from Landlord at or before the closing and, (B) to transfer title in the Premises to Tenant on closing for the Purchase Price, subject to the adjustments contained herein.

(iii) Tenant shall fully cooperate with any such 1031 Exchange, including but not limited to executing and delivering additional documents requested or approved by Landlord; provided, that Tenant shall not be required to incur any additional costs or liabilities or financial obligation as a consequence of any of the foregoing exchange transactions or extend the Outside Closing Date.

(h) Appraiser. (i) If Landlord and Tenant do not agree on the fair market value of the Premises within 30 days of the giving of the Option Exercise Notice, then the same shall be determined by two independent appraisal firms, in which one or more of the members, officers or principals of such firm are members of the Appraisal Institute (or any successor organization thereto)

and such member has a minimum of 10 years of experience in appraising properties similar in size, scope and use as the Premises in the Dallas Metropolitan Area (each, an “Appraiser” and collectively, the “Appraisers”), one such Appraiser to be selected by Landlord to act on its behalf and the other such Appraiser to be selected by Tenant to act on its behalf. Landlord and Tenant, as applicable, shall cause its Appraiser to, within thirty (30) days to determine the fair market value of the Premises taking into account the assumptions provided for herein; provided, however, that if either party shall fail to appoint its Appraiser within the time permitted, or if two Appraisers shall have been so appointed but only one such Appraiser shall have made such determination within such thirty (30) day period, then the determination of such sole Appraiser shall be final and binding upon the parties. A written report of each Appraiser shall be delivered and addressed to each of Landlord and Tenant. To the extent consistent with sound appraisal practice as then existing at the time of any such appraisal, an appraisal of fair market value for purposes of this Lease shall take into account and shall give appropriate consideration to all three customary methods of appraisal (i.e., the cost approach, the sales comparison approach and the income approach), and no one method or approach shall be deemed conclusive simply by reason of the nature of Landlord’s business or because such approach may have been used for purposes of determining the fair market at the time of acquisition thereof by Landlord. This provision for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law.

(ii) If the two Appraisers shall have been appointed and shall have made their determinations within the respective requisite periods set forth above and if the difference between the amounts so determined shall not exceed two percent (2%) of the lesser of such amounts then the fair market value shall be an amount equal to fifty percent (50%) of the sum of the amounts so determined. If the difference between the amounts so determined shall exceed two percent (2%) of the lesser of such amounts, then such two Appraisers shall have ten (10) days to appoint a third Appraiser meeting the above requirements, but if such Appraisers fail to do so, then either party may request the United States District Court for the Northern District of Texas or, in the case of claims over which the federal courts do not have jurisdiction, the state court of the State of Texas to appoint an Appraiser meeting the above requirements (such Appraiser, the “Third Appraiser”) within ten (10) days of such request, and both parties shall be bound by any appointment so made within such ten (10) day period. Any Appraiser appointed by the original Appraisers or by such court shall be instructed to determine the fair market value, within twenty (20) days after appointment of such Appraiser.

(iii) If a Third Appraiser is appointed as provided above, then such Third Appraiser shall choose which of the determinations made by the other two (2) Appraisers without modification that the Third Appraiser more accurately reflects the fair market value of the Premises as required to be determined hereunder, which determination by the Third Appraiser shall be final and binding, and such chosen determination shall be final and binding upon Landlord and Tenant as the fair market value of the Premises

(iv) Landlord and Tenant shall each pay the fees and expenses of the Appraiser appointed by it and each shall pay one-half (1/2) of the fees and expenses of the Third Appraiser.